Exhibit 99.2

Report of Independent Auditors

To Avis Budget EMEA Limited:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of comprehensive income, of changes in equity and of cash flows present fairly, in all material respects, the financial position of Avis Budget EMEA Limited (formerly Avis Europe plc) and its subsidiaries at December 31, 2010 and 2009, and the results of their operations and their cash flows for the years ended December 31, 2010, 2009, and 2008 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

London, United Kingdom

21 October 2011

Consolidated Income Statement

for the year ended 31 December

		2010			2009			2008
	Notes	Underlying[1] €m	Amounts excluded from underlying (Note 6) €m	Total €m	Underlying[1] €m	Amounts excluded from underlying (Note 6) €m	Total €m	Underlying[1] €m	Amounts excluded from underlying (Note 6) €m	Total €m
Revenue	2,3	1,521.9	—	1,521.9	1,395.5	—	1,395.5	1,668.2	—	1,668.2
Cost of sales		(989.6)	—	(989.6)	(875.8)	—	(875.8)	(1,113.1)	—	(1,113.1)

Gross profit		532.3	—	532.3	519.7	—	519.7	555.1	—	555.1
Administrative expenses		(424.1)	(2.5)	(426.6)	(416.3)	(33.5)	(449.8)	(442.4)	(15.6)	(458.0)

Operating profit/(loss)	3,4,6	108.2	(2.5)	105.7	103.4	(33.5)	69.9	112.7	(15.6)	97.1
Finance income	6,7	1.1	0.2	1.3	1.0	4.4	5.4	2.0	—	2.0
Finance costs	6,7	(60.6)	1.0	(59.6)	(69.3)	(1.6)	(70.9)	(77.1)	(19.4)	(96.5)
Share of profit of joint ventures and associate	15	2.3	—	2.3	0.1	—	0.1	0.4	—	0.4

Profit/(loss) before taxation		51.0	(1.3)	49.7	35.2	(30.7)	4.5	38.0	(35.0)	3.0
Taxation	6,8	(23.1)	2.2	(20.9)	(10.4)	6.1	(4.3)	(16.2)	2.0	(14.2)
Profit/(loss) after taxation		27.9	0.9	28.8	24.8	(24.6)	0.2	21.8	(33.0)	(11.2)

Discontinued operation - Greece
Profit after taxation	3,6	—	—	—	—	—	—	—	1.3	1.3

Profit/(loss) after taxation for the year attributable to equity holders of the Company		27.9	0.9	28.8	24.8	(24.6)	0.2	21.8	(31.7)	(9.9)

Earnings per share (euro cents)
Basic	10	17.8		18.4	20.0		0.2	17.5		(8.0)
Diluted	10	17.7		18.2	20.0		0.2	17.5		(8.0)
Basic - continuing		17.8		18.4	20.0		0.2	17.5		(9.0)
Diluted - continuing		17.7		18.2	20.0		0.2	17.5		(9.0)

1	Underlying excludes net exceptional items, certain re-measurement items and economic hedges - see Basis of Preparation.

The accompanying Notes form an integral part of these Consolidated Financial Statements.

Consolidated Statement of Comprehensive Income

for the year ended 31 December

		2010			2009			2008
	Notes	Underlying[1] €m	Amounts excluded from underlying €m	Total €m	Underlying[1] €m	Amounts excluded from underlying €m	Total €m	Underlying[1] €m	Amounts excluded from underlying €m	Total €m
Profit/(loss) after taxation for the year attributable to equity holders of the Company		27.9	0.9	28.8	24.8	(24.6)	0.2	21.8	(31.7)	(9.9)

Actuarial gains/(losses) on retirement benefit obligations	23	—	7.4	7.4	—	(17.6)	(17.6)	—	11.2	11.2
Cash flow hedges:
- net fair value losses		—	(7.4)	(7.4)	—	(3.4)	(3.4)	—	(11.8)	(11.8)
- reclassified to Income Statement		—	10.0	10.0	—	2.7	2.7	—	2.2	2.2
Exchange differences on translation of foreign operations		—	9.4	9.4	—	5.5	5.5	—	(23.1)	(23.1)
Tax (charge)/credit on other net comprehensive income/(expense)	8	—	(1.1)	(1.1)	—	6.6	6.6	—	3.8	3.8

Other comprehensive income/(expense) net of taxation for the year		—	18.3	18.3	—	(6.2)	(6.2)	—	(17.7)	(17.7)

Total comprehensive income/(expense) for the year attributable to equity holders of the Company		27.9	19.2	47.1	24.8	(30.8)	(6.0)	21.8	(49.4)	(27.6)

1	Underlying excludes net exceptional items, certain re-measurement items and economic hedges - see Basis of Preparation.

The accompanying Notes form an integral part of these Consolidated Financial Statements.

Consolidated Balance Sheet

as at 31 December

	Notes		2010 €m	2009 €m
Goodwill	11		0.2	0.2
Other intangible assets	12		11.1	13.1
Property, plant and equipment:
- vehicles not subject to manufacturer repurchase agreements	13		353.5	364.5
- other property, plant and equipment	14		58.8	64.9
Investments accounted for using the equity method	15		16.3	12.2
Other financial assets:
- investments held for sale	16		0.5	0.4
- derivative financial instruments	26		7.0	1.9
Deferred tax assets	17		41.4	42.5

Non-current assets			488.8	499.7

Inventories	18		7.1	8.4
Trade and other receivables	19		1,026.1	989.6
Current tax assets			1.6	1.7
Other financial assets:
- held for trading	16		—	2.7
- derivative financial instruments	26		2.7	2.4
Cash and short-term deposits	20		231.7	60.6

Current assets			1,269.2	1,065.4

Total assets			1,758.0	1,565.1

Trade and other payables	21		463.5	422.7
Other taxes and social security			64.8	42.6
Current tax liabilities			20.3	41.2
Obligations under finance leases	24		184.3	167.9
Other financial liabilities:
- borrowings	25a	)	112.9	74.0
- deferred consideration	25c	)	0.3	0.3
- derivative financial instruments	26		19.0	32.1
Provisions	22		20.9	18.6

Current liabilities			886.0	799.4

Deferred tax liabilities	17		6.9	6.4
Provisions	22		27.4	32.7
Retirement benefit obligations	23		68.0	89.1
Obligations under finance leases	24		0.1	—
Other financial liabilities:
- borrowings	25a	)	435.6	509.5
- deferred consideration	25c	)	24.8	23.8
- derivative financial instruments	26		17.3	41.8

Non-current liabilities			580.1	703.3

Total liabilities			1,466.1	1,502.7

Net assets			291.9	62.4

Equity
Called-up share capital	29		25.6	13.1
Share premium			381.5	381.5
Own shares held	30		(3.9)	(2.5)
Retained deficit			(91.5)	(295.6)
Translation reserve			(11.6)	(24.3)
Hedging reserve			(9.0)	(10.6)

Shareholders’ equity			291.1	61.6
Non-controlling interest			0.8	0.8

Total equity			291.9	62.4

The accompanying Notes form an integral part of these Consolidated Financial Statements.

Consolidated Statement of Changes in Equity

		Attributable to equity holders of the Company
		Share capital	Share premium	Own shares held	Retained deficit	Merger reserve	Translation reserve	Hedging reserve	Total	Non- controlling interest	Total equity
		(Note 29)		(Note 30)
	Notes	€m	€m	€m	€m	€m	€m	€m	€m	€m	€m
At 1 January 2008		13.1	381.5	(3.3)	(280.2)	—	(11.5)	(3.4)	96.2	0.8	97.0
Loss for the year attributable to equity holders of the Company	32	—	—	—	(9.9)	—	—	—	(9.9)	—	(9.9)
Net actuarial gains on retirement benefit obligations		—	—	—	11.2	—	—	—	11.2	—	11.2
Cash flow hedges:
- net fair value losses		—	—	—	—	—	—	(11.8)	(11.8)	—	(11.8)
- transfers to Income Statement		—	—	—	—	—	—	2.2	2.2	—	2.2
Taxation	8	—	—	—	(2.8)	—	3.8	2.8	3.8	—	3.8
Exchange differences on translation of foreign operations		—	—	—	—	—	(23.1)	—	(23.1)	—	(23.1)

Total comprehensive expense for the year		—	—	—	(1.5)	—	(19.3)	(6.8)	(27.6)	—	(27.6)

Increase in equity reserve arising from charge to income for share options in the year	32	—	—	—	0.2	—	—	—	0.2	—	0.2
Decrease in equity reserve arising from exercise of share options	32	—	—	—	(2.4)	—	—	—	(2.4)	—	(2.4)
Own shares released on vesting of share awards	32	—	—	2.6	—	—	—	—	2.6	—	2.6
Other exchange movements	32	—	—	0.3	—	—	—	—	0.3	—	0.3

At 31 December 2008		13.1	381.5	(0.4)	(283.9)	—	(30.8)	(10.2)	69.3	0.8	70.1

At 1 January 2009		13.1	381.5	(0.4)	(283.9)	—	(30.8)	(10.2)	69.3	0.8	70.1
Profit for the year attributable to equity holders of the Company		—	—	—	0.2	—	—	—	0.2	—	0.2
Net actuarial losses on retirement benefit obligations		—	—	—	(17.6)	—	—	—	(17.6)	—	(17.6)
Cash flow hedges:
- net fair value losses		—	—	—	—	—	—	(3.4)	(3.4)	—	(3.4)
- reclassified to Income Statement		—	—	—	—	—	—	2.7	2.7	—	2.7
Taxation	8	—	—	—	5.3	—	1.0	0.3	6.6	—	6.6
Exchange differences on translation of foreign operations		—	—	—	—	—	5.5	—	5.5	—	5.5

Total comprehensive (expense)/income for the year		—	—	—	(12.1)	—	6.5	(0.4)	(6.0)	—	(6.0)

Increase in equity reserve arising from charge to income for share options in the year	5	—	—	—	0.4	—	—	—	0.4	—	0.4
Purchase of own shares		—	—	(2.0)	—	—	—	—	(2.0)	—	(2.0)
Other exchange movements		—	—	(0.1)	—	—	—	—	(0.1)	—	(0.1)

At 31 December 2009		13.1	381.5	(2.5)	(295.6)	—	(24.3)	(10.6)	61.6	0.8	62.4

At 1 January 2010		13.1	381.5	(2.5)	(295.6)	—	(24.3)	(10.6)	61.6	0.8	62.4
Profit for the year attributable to equity holders of the Company		—	—	—	28.8	—	—	—	28.8	—	28.8
Net actuarial gains on retirement benefit obligations		—	—	—	7.4	—	—	—	7.4	—	7.4
Cash flow hedges:
- net fair value losses		—	—	—	—	—	—	(7.4)	(7.4)	—	(7.4)
- reclassified to Income Statement		—	—	—	—	—	—	10.0	10.0	—	10.0
Taxation	8	—	—	—	(3.4)	—	3.3	(1.0)	(1.1)	—	(1.1)
Exchange differences on translation of foreign operations		—	—	—	—	—	9.4	—	9.4	—	9.4

Total comprehensive income for the year		—	—	—	32.8	—	12.7	1.6	47.1	—	47.1

Net proceeds of Rights Issue	29	12.5	—	—	—	168.1	—	—	180.6	—	180.6
Purchase of own shares upon Rights Issue	30	—	—	(1.4)	—	—	—	—	(1.4)	—	(1.4)
Realisation of merger reserve	29	—	—	—	168.1	(168.1)	—	—	—	—	—
Increase in equity reserve arising from charge to income for share options in the year	5	—	—	—	2.1	—	—	—	2.1	—	2.1
Decrease in equity reserve and own shares released on vesting of share awards		—	—	0.1	(0.1)	—	—	—	—	—	—
Deferred tax credit on share-based payments		—	—	—	1.2	—	—	—	1.2	—	1.2
Other exchange movements		—	—	(0.1)	—	—	—	—	(0.1)	—	(0.1)

At 31 December 2010		25.6	381.5	(3.9)	(91.5)	—	(11.6)	(9.0)	291.1	0.8	291.9

Goodwill of €1,080.4 million arising before 1 March 1998 is fully written off to reserves. The hedging reserve reflects changes in the fair value of derivative financial instruments that are designated and effective as hedges of future cash flows.

The accompanying Notes form an integral part of these Consolidated Financial Statements.

Consolidated Cash Flow Statement

for the year ended 31 December

	Notes		2010 €m	2009 €m	2008 €m
Operating profit - continuing operations			105.7	69.9	97.1
Discontinued operation - Greece			—	—	1.3

Operating profit - all operations			105.7	69.9	98.4
Reverse amortisation of other intangible assets	4		5.1	4.8	3.4
Reverse depreciation on vehicles and other property, plant and equipment	4		118.5	129.1	132.2
Reverse adjustments arising on differences between sales proceeds and depreciated amounts	4		(2.9)	(1.0)	10.4
Reverse non-cash operating lease charge on manufacturer repurchase agreements	4		143.4	135.7	192.3
Payments in respect of manufacturer repurchase agreements			(838.9)	(865.5)	(1,525.0)
Receipts in respect of manufacturer repurchase agreements			739.2	998.3	1,235.6
Purchase of vehicles not subject to manufacturer repurchase agreements			(387.0)	(293.4)	(491.5)
Proceeds on disposal of vehicles not subject to manufacturer repurchase agreements			336.2	249.9	355.7
(Increase)/decrease in non-vehicle inventories			(1.0)	1.7	0.5
(Increase)/decrease in receivables			(35.6)	36.6	12.2
Increase in payables			52.9	2.5	(8.2)
Decrease in provisions			(3.8)	(9.0)	(4.7)
Decrease in retirement benefit obligations			(15.4)	(1.5)	(2.2)
Reverse share-based payment charges	5		2.1	0.4	0.2
Reverse exceptional impairment			—	0.6	3.1
Reverse re-measurement items and economic hedging adjustments	6		2.8	4.0	(13.2)
Cash flow on derivative financial instruments - non-debt			(3.9)	(2.2)	7.6

Net cash generated from operating activities before taxation			217.4	460.9	6.8
Tax paid			(40.4)	(12.0)	(10.6)

Net cash generated from operating activities			177.0	448.9	(3.8)

Investing activities
Purchase of other intangible assets	12		(2.6)	(2.2)	(9.9)
Purchase of other property, plant and equipment			(7.2)	(8.7)	(16.4)
Proceeds on disposal of other property, plant and equipment			0.9	0.6	0.6
Purchase of financial assets - available for sale investments			(0.1)	—	—
Disposal of financial assets - investments held for sale			—	—	0.2
Sale/(purchase) of financial assets held for trading	32a	)	2.7	(2.7)	5.4
Investment in associate	33		—	(0.4)	(0.1)
Acquisition of licensee businesses			—	—	(1.9)
Cash balances acquired with licensee businesses			—	—	0.1

Net cash used in investing activities			(6.3)	(13.4)	(22.0)

Financing activities
Net proceeds of Rights Issue	29		180.6	—	—
Finance revenue received			1.1	1.0	2.0
Finance costs paid			(52.9)	(61.6)	(59.4)
Finance cost element of finance lease payments			(7.8)	(10.6)	(19.2)
Net capital element of finance lease payments	32a	)	(46.7)	(54.3)	(53.5)
Purchase of own shares	30		(1.4)	(2.0)	—
Repayment of bank and other loans	32a	)	(46.9)	(261.4)	0.2
Cash flow on derivative financial instruments - debt	32a	)	(29.1)	(19.4)	129.1

Net cash used in financing activities			(3.1)	(408.3)	(0.8)

Increase in cash and cash equivalents (excluding exchange rate changes)			167.6	27.2	(26.6)
Effects of exchange rate changes	32a	)	0.5	(0.1)	(0.8)

Net increase in cash and cash equivalents			168.1	27.1	(27.4)
Cash and cash equivalents at 1 January	32a	)	51.8	24.7	52.1

Cash and cash equivalents at 31 December	32a	)	219.9	51.8	24.7

The accompanying Notes form an integral part of these Consolidated Financial Statements.

Significant Accounting Policies

Applicable to the Consolidated Financial Statements for the years ended 31 December 2010, 2009 and 2008

Basis of preparation

On 3 October 2011, Avis Europe plc (the “Company”), a public limited company incorporated and domiciled in the UK, was acquired by Avis Budget Group, Inc. Subsequent to the acquisition, on 5 October 2011 the Company changed its name to Avis Budget EMEA Limited. These financial statements represent the Consolidated Financial Statements for the Company for the three years ended 31 December 2010 and have been prepared to allow Avis Budget Group, Inc. to meet various regulatory and other reporting requirements. The Consolidated Financial Statements do not constitute statutory financial statements.

These financial statements have been prepared in accordance with International Financial Reporting Standards (IFRSs) as issued by the International Accounting Standards Board. The Consolidated Financial Statements have been prepared under the historical cost convention as modified (as described below) by the revaluation of certain derivative instruments and borrowing balances, the recognition of retirement benefit obligations using the “projected unit method”, and the recognition in the Income Statement of the fair value of share based payments. The Consolidated Financial Statements are prepared in accordance with the accounting policies set out below.

Note that the following new standards, interpretations and amendments to published standards are effective for annual periods beginning on or after the stated effective date, and have therefore not been adopted to date:

•	IFRS 9, Financial instruments (effective 1 January 2013).

•	IAS 24 (revised), Related party disclosures (effective 1 January 2011).

•	IAS 32, Financial instruments: presentation (amendment - ‘Classification of rights issues’) (effective 1 February 2010).

•	IFRIC 14 (Amendment), Prepayments of a minimum funding requirement (effective 1 January 2011).

•	IFRIC 19, Extinguishing financial liabilities with equity instruments (effective 1 July 2010).

Management are currently reviewing the impact of the above. The application of IFRS9, Financial Instruments, and IAS24, Related party disclosures, will result in further disclosure amendments once those standards become effective. The other new standards, interpretations and amendments are not currently expected to have a material impact on the Group’s financial statements.

Significant Accounting Policies

Applicable to the Consolidated Financial Statements for the years ended 31 December 2010, 2009 and 2008

Underlying measures

In addition to total performance measures, the Group also discloses additional underlying performance measures, including underlying profit and underlying earnings per share. The Group believes that these underlying performance measures provide additional useful information on business trends. The term “underlying” is not defined under IFRS, and may therefore not be comparable with similarly titled profit measurements reported by any other company. It is not intended to be a substitute for, or superior to, IFRS measures of profit.

These underlying measures are calculated based on reported profit before exceptional items, certain re-measurement items and adjustments to reflect the realised gains and losses on foreign exchange forward contracts and accrued interest cash flows on certain derivative financial instruments (economic hedge adjustments). These are detailed below.

Exceptional items

These are material non-recurring items that derive from events or transactions that fall within the ordinary activities of the Group, and which individually or, if of a similar type, in aggregate, are separately disclosed by virtue of their size or incidence.

Certain re-measurement items

Items that represent re-measurement of underlying assets or liabilities (for example due to interest rate or exchange rate changes) are presented as certain re-measurement items. Events which may give rise to the classification of gains and losses as certain re-measurement items include fair value gains and losses on derivatives in accordance with the financial instruments and hedge accounting policy below; and exchange gains and losses arising upon the translation of foreign currency borrowings at the closing rate.

Economic hedge adjustments

Under IAS 39, the Group applies hedge accounting to hedge relationships (primarily forward exchange contracts, cross currency interest rate swaps and interest rate swaps) where it is both permissible and practicable to do so. Due to the nature of its economic hedging relationships, in a number of circumstances the Group is unable to apply hedge accounting to these derivatives. The Group continues, however, to enter into these arrangements as they provide certainty of the exchange rates applying to the foreign currency transactions entered into by the Group and the interest rate on the Group’s debt. These arrangements result in fixed and determined cash flows. The Group believes that these arrangements remain effective as economic hedges, and therefore adjustment is made to reported profit measures such that the underlying profit reflects full application of hedge accounting.

Basis of consolidation

The Consolidated Financial Statements comprise a consolidation of the accounts of the Company and its subsidiary undertakings.

The accounting reference dates of certain of the Group’s subsidiary undertakings and its associated undertaking are governed by local requirements and are not coterminous with the Group’s 31 December year end. For those companies with non-coterminous year ends, management accounts for the relevant period to 31 December have been consolidated. The main subsidiary undertaking with such a non-coterminous year end is Avis Autonoleggio SpA (30 June). In the opinion of the Directors, the expense of providing such additional coterminous statutory accounts, together with potential consequential delay in producing the Group’s Consolidated Financial Statements, would outweigh any benefit to the shareholders.

Significant Accounting Policies

Applicable to the Consolidated Financial Statements for the years ended 31 December 2010, 2009 and 2008

Subsidiary undertakings

Subsidiary undertakings are those entities in which the Group has, directly or indirectly, an interest of more than half of the voting rights or otherwise has the power to exercise control over the operations. Subsidiaries are accounted for using the acquisition method of accounting. The amount of profits or losses for a reporting period allocated to non-controlling interests is adjusted (and separately disclosed in the Income Statement) against income of the Group for the year.

Significant Accounting Policies

Applicable to the Consolidated Financial Statements for the years ended 31 December 2010, 2009 and 2008

Joint ventures and associate undertaking

Joint ventures are undertakings in which the Group has an interest and which are jointly controlled by the Group and one or more other parties. Associates are undertakings in which the Group has an investment and can exercise significant influence. Such interests are accounted for using the equity method and are stated in the consolidated balance sheet at cost, adjusted for movement in the Group’s share of their net assets and liabilities. The Group’s share of the profit or loss after tax of joint ventures and associates is included in the Group’s share of profit before taxation.

Functional currency and foreign exchange

The functional currency of the Company is sterling. However, as a significant proportion of the Group’s revenues, costs, assets and funding arise in euro, the Consolidated Financial Statements of the Group are presented in euro.

Foreign exchange translation

The Group consolidation is prepared in sterling. Income statements of foreign operations are translated into sterling at the weighted average exchange rates for the period and balance sheets are translated into sterling at the exchange rate ruling on the balance sheet date. Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as local currency assets and liabilities of the foreign entity and are translated at the closing rate.

Foreign currency transactions are accounted for at the exchange rate prevailing at the date of the transactions. Gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies are recognised in the Income Statement. Exchange movements arising from the retranslation at closing rates of the Group’s net investment in subsidiaries, joint ventures and associates are taken to the translation reserve. The Group’s net investment includes the Group’s share of net assets of subsidiaries, joint ventures and associates, and certain inter-company loans. The net investment definition includes certain loans between Group companies and other inter-company items denominated in any currency. Other exchange movements are taken to the Income Statement.

The Consolidated Financial Statements are presented in euro. The consolidated sterling assets and liabilities at each balance sheet date are recalculated into euro at the closing rate at that balance sheet date. The consolidated sterling income and expenses are recalculated into euro at the average monthly exchange rates. All resulting exchange differences are taken to the translation reserve.

Net investment hedges

Where the Group hedges net investments in foreign operations, the gains and losses relating to the effective portion of the hedging instrument is recognised in the translation reserve in equity. The gain or loss relating to any ineffective portion is recognised in the Income Statement. Gains and losses accumulated in equity are included in the Income Statement when the foreign operation is disposed of.

Significant Accounting Policies

Applicable to the Consolidated Financial Statements for the years ended 31 December 2010, 2009 and 2008

Segment reporting

In accordance with IFRS8, Operating segments, the Group adopts a “management approach” to segment reporting such that segmental information is in the form which management uses internally for assessing segment performance and deciding how to allocate resources to operating segments. Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker being the Group Chief Executive.

Consistent with presentation in its management accounts, the Group separately discloses the results of its Corporately-owned operations, Avis Licensee and Budget Licensee businesses. The Chief Executive focuses on these separate business segments given their relative contribution to overall Group profitability, and with their significantly different risks and rewards.

Due to the network nature of the Group’s operations and the extensive interdependencies within that network, the Corporately-owned business unit is managed under a matrix structure with key management personnel responsible for both functions across the whole of the Corporately-owned business segment, as well as for the performance of certain geographies.

Revenue

Revenue includes both vehicle rental income and income from the disposal of vehicles not subject to manufacturer repurchase agreements, and excludes inter-company sales, value added and sales taxes. Revenue is recognised when the outcome of a transaction involving the rendering of services (including the provision of licence rights) can be estimated reliably by reference to the stage of completion of the transaction at the balance sheet date. The outcome of a transaction can be estimated reliably when all of the following are satisfied: ‘a) the amount of revenue can be measured reliably; b) it is probable that the economic benefits associated with the transaction will flow to the Group; c) the stage of completion of the transaction at the balance sheet date can be measured reliably; and d) the cost incurred for the transaction and the costs to complete the transaction can be measured reliably.

Significant Accounting Policies

Applicable to the Consolidated Financial Statements for the years ended 31 December 2010, 2009 and 2008

Rental income

Rental revenue comprises charges for the rental of a vehicle and is recognised on a daily rental basis. Other revenue including charges arising from the provision of services incidental to vehicle rental (such as the sale of fuel and the provision of foreign exchange services to rental customers) are recognised in line with underlying rental revenue. Other revenue also includes fees receivable from sub-licensees which is ordinarily recognised as a contracted percentage of the rental revenue of each individual sub-licensee.

Licensee fees from Avis and Budget Licensees are ordinarily recognised as a contracted percentage of the rental revenue of each individual licensee. Where licensee arrangements include both up-front and ongoing fees, the components are assigned across accounting periods based on the relative fair value of the service provided. The Group generally determines the fair value of individual elements based on prices at which the service component is regularly sold on a standalone basis.

Charges recovering the cost of damages incurred to vehicles are not recognised as revenue, but are netted against the related damage repair costs within cost of sales.

Disposal of vehicles not subject to manufacturer repurchase agreements

Income from the disposal of vehicles not subject to manufacturer repurchase agreements, is recognised in revenue upon the transfer of legal title of the vehicle.

Customer loyalty programmes

The Group operates a small number of customer loyalty/reward programmes of its own, whereby certain regular customers can accumulate credits that entitle them to a choice of various awards and discounts, primarily free future rentals. In accordance with IFRIC 13, Customer loyalty programmes, the fair value attributed to the awarded credits is netted against revenue, deferred as a liability and recognised as revenue on redemption of the rewards.

Cost of sales

Cost of sales includes selling, revenue and rental related costs (e.g. commissions and credit card fees) and vehicle costs. Cost of sales also includes the book value of vehicles not subject to manufacturer repurchase contracts disposed in the period. The Group participates in third party reward schemes (primarily airline frequent flyer loyalty programmes) which involves the purchasing of ‘air miles’ or ‘points’ which are then used in promotional activity. These costs are recognised as part of selling costs upon customers qualifying to receive these rewards.

Significant Accounting Policies

Applicable to the Consolidated Financial Statements for the years ended 31 December 2010, 2009 and 2008

Administrative expenses

Administrative expenses primarily comprise staff costs, non-vehicle related rental charges and other overheads, and are recognised as an expense in the period in which they are incurred.

Finance costs

Any finance costs directly attributable to capital projects are capitalised as part of the individual project costs. All other finance costs are recognised as an expense in the period in which they are incurred.

Taxation

The current tax payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the Income Statement because it excludes items of income or expense that are taxable or deductible in other years. It further excludes items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date.

Current tax for current and prior periods, to the extent unpaid, is recognised as a liability. If the amount already paid in respect of current and prior periods exceeds the amount due for those periods, the excess is recognised as a current asset. The benefit relating to a tax loss that can be carried back to recover current tax of a previous period is recognised as an asset.

Deferred tax is provided in full using the balance sheet liability method, on temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the corresponding tax bases for taxation purposes. Deferred taxes are not calculated on the following temporary differences: (i) the initial recognition of goodwill and (ii) the initial recognition of assets and liabilities that affect neither accounting nor taxable profit. The amount of deferred tax provided is based on the expected basis of realisation or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date. A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the unused tax losses and credits can be utilised. Deferred tax assets previously recognised are reduced to the extent that it is no longer probable that the related tax benefit will be realised.

Deferred tax is not recognised in relation to temporary differences associated with unremitted earnings of the Group’s overseas subsidiaries where the Group is in a position to control the timing of the reversal of the temporary differences and it is probable that such differences will not reverse in the foreseeable future.

Current and deferred tax are charged or credited to the Income Statement except when they relate to items charged or credited directly to equity, in which case the tax is also dealt with in equity.

Significant Accounting Policies

Applicable to the Consolidated Financial Statements for the years ended 31 December 2010, 2009 and 2008

Goodwill

Goodwill (being the difference between the fair value of consideration paid for new interests in group companies and the fair value of the Group’s share of their identifiable net assets and contingent liabilities at the date of acquisition) is capitalised. Goodwill is not amortised, but is subject to annual review for impairment (or more frequently if necessary). Any impairment is charged to the Income Statement as it arises.

For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash generating units, or groups of cash generating units, that are expected to benefit from the synergies of the combination, irrespective of whether assets or liabilities of the acquired business are assigned to those units or group of units. Each unit, or group of units to which the goodwill is allocated represents the lowest level within the Group at which goodwill is monitored for internal management purposes, and is not larger than an operating segment.

Other intangible assets

Other intangible assets are valued at cost less any accumulated amortisation and any accumulated impairment losses. Costs that are directly associated with identifiable and unique software products, and which have probable economic benefits exceeding the cost beyond one year, are recognised as intangible assets. Costs associated with maintaining computer software, or that are not directly associated with identifiable and unique software products, are expensed as incurred. Computer software programmes are amortised on a straight-line basis over periods varying between two and ten years.

Vehicles not subject to manufacturer repurchase agreements

Vehicles are initially measured at cost, comprising the purchase price (including any import duties and non-refundable purchase taxes, after deducting trade discounts and rebates), plus any costs directly attributable to bringing the vehicle to the location and condition necessary for it to be capable of operating. After initial recognition, the vehicle is carried at its cost less any accumulated depreciation and any provisions for accumulated impairment losses. Straight-line depreciation is based on initial cost, after consideration of expected holding periods (ordinarily between 6 months and 3 years) and estimated residual values. Where the carrying amount of a vehicle is greater than its estimated recoverable amount, it is written down immediately to its anticipated recoverable amount. Recoverable amount is the higher of fair value less costs to sell and value in use.

Vehicles not subject to manufacturer repurchase agreements are transferred to inventories when a disposal is highly probable, the vehicle is available for immediate sale in its present condition and management are committed to the asset disposal which is ordinarily imminent.

Other property, plant and equipment

Other property, plant and equipment is stated at cost less depreciation and impairment. Cost comprises the purchase price (including any import duties and non-refundable purchase taxes, after deducting trade discounts and rebates), plus any costs directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating. If applicable, initial estimates of the cost of dismantling and removing the item and restoring the site are also included in the cost of the item. Depreciation is provided on a straight line basis based on the expected average useful lives of the assets and the residual values. The main useful lives are as follows:

a) Buildings:	40 to 50 years
b) Plant and equipment:	3 to 15 years
c) Leased assets:	depending on the length of the lease

Significant Accounting Policies

Applicable to the Consolidated Financial Statements for the years ended 31 December 2010, 2009 and 2008

Other property, plant and equipment is subject to review for impairment at each balance sheet date or if triggering events or circumstances indicate this is necessary. Any impairment is charged to the Income Statement as it arises.

Significant Accounting Policies

Applicable to the Consolidated Financial Statements for the years ended 31 December 2010, 2009 and 2008

Leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases.

Operating leases for which the Group is the lessor

Rental income is recognised on a straight-line basis over the lease term. Vehicles leased out under operating leases are classified within “property, plant and equipment - vehicles not subject to manufacturer repurchase agreements”, unless they are held under operating leases for which the Group is the lessee (see below). These vehicles are depreciated over their expected useful lives.

Operating leases for which the Group is the lessee

Lease payments under operating leases (net of any incentive received from the lessor) are recognised as expenses in the Income Statement on a straight-line basis over the lease term.

Vehicles subject to manufacturer repurchase agreements

Vehicles subject to manufacturer repurchase contracts are not recognised as non-current assets since these arrangements are accounted for as operating leases (lessee accounting). The difference between the initial payment and the fair value at inception of the final repurchase price (the obligation of the manufacturer) is considered as a deferred charge and is classified as prepaid vehicle operating lease charges within trade and other receivables. This deferred charge is recognised within cost of sales on a straight line basis over the relevant vehicle holding period as “hire of vehicles under repurchase contracts”. At inception of the arrangement, a separate repurchase agreement receivable is recognised within “trade and other receivables” for the fair value of the final repurchase price. Thereafter this repurchase agreement receivable is recognised at amortised cost with the unwinding of the initial fair value discount also recognised within cost of sales as part of the “net operating lease charge on manufacturer repurchase contracts”, reflecting the substance of the overall arrangement.

Finance leases for which the Group is the lessee

Leases of vehicles (including vehicles subject to manufacturer repurchase arrangements) and other property, plant and equipment, where the Group has substantially all the risks and rewards of ownership, are classified as finance leases. Finance leases are capitalised at the inception of the lease at the lower of the fair value of the leased asset or the present value of the minimum lease payments. Each lease payment is allocated between the liability and the finance charge so as to achieve a constant rate of return on the finance balance outstanding. The corresponding rental obligations, net of finance charges, are included in interest-bearing liabilities. The interest element of the finance cost is charged to the Income Statement over the lease period. The leased assets are depreciated over their expected useful lives on a basis consistent with similar owned vehicles or other property, plant and equipment. If there is no reasonable certainty that ownership will be acquired by the end of the lease term, the asset is depreciated over the shorter of the lease term and its useful life.

Inventories

Vehicles not subject to manufacturer repurchase agreements

Vehicles not subject to manufacturer repurchase agreements are classified within inventories if their carrying amount will be recovered through a sale transaction rather than through continuing use. Vehicles classified within inventories cease to be depreciated and are measured at the lower of carrying amount and fair value less selling costs.

Fuel and vehicle parts

Inventories are measured at the lower of cost and net realisable value. The cost of inventories comprises all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to their location and condition at the balance sheet date. Items are valued using the first in, first out method. When inventories are used, the carrying amount of those inventories is recognised as an expense in the period in which the related revenue is recognised.

Significant Accounting Policies

Applicable to the Consolidated Financial Statements for the years ended 31 December 2010, 2009 and 2008

Financial Instruments

Financial assets

The classification of financial assets is determined at initial recognition depending on the purpose for which they were acquired. Any impairment is recognised in the Income Statement as it arises.

Trade and other receivables

Trade and other receivables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less provision for impairment.

Cash and short term deposits

Cash comprises cash in hand, demand deposits and bank overdrafts. Cash equivalents include short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. Bank overdrafts are shown within “borrowings” in “current liabilities” in the Balance Sheet.

Impairment of financial assets

At each balance sheet date the Group assesses whether there is objective evidence that a financial asset or a group of financial assets is impaired. A provision for impairment of trade receivables is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of the receivables. The amount of the provision is the difference between the asset’s carrying amount and the present value of estimated future cash flows. The carrying amount is reduced through the use of an allowance account, and the amount is recognised in the Income Statement within administrative expenses. When a trade receivable is uncollectible, it is written off against the allowance account for trade receivables, with any subsequent recoveries credited to administrative expenses

Financial liabilities

Financial liabilities (including borrowings) are recognised initially at fair value, net of transaction costs. They are subsequently held at amortised cost unless part of a fair value hedge. Any difference between the amount on initial recognition and redemption value is recognised in the Income Statement using the effective interest method. Short term liabilities (including trade and other payables) are measured at original invoice amount.

Derivatives

The fair values of derivative financial instruments are determined using a number of methods and assumptions based on prevailing conditions at the balance sheet date including market forward interest rates and exchange rates at the balance sheet date. Changes in fair value of derivative financial instruments that do not qualify for hedge accounting are recognised in the Income Statement as they arise.

Where hedge accounting is applied, the Group documents at the inception of the transaction: the relationship between the hedging instruments and hedged item; its risk management objectives and strategy for undertaking the transaction; its assessment (both at inception and then ongoing) whether the derivatives are highly effective in offsetting changes in fair values or cash flows of the related hedged items. The fair value of a hedging derivative is classified as a non-current asset or liability if the remaining maturity of the hedged item is more than 12 months, and as a current asset or liability if the remaining maturity of the hedged item is less than 12 months. Trading derivatives are classified as a current asset or liability.

Significant Accounting Policies

Applicable to the Consolidated Financial Statements for the years ended 31 December 2010, 2009 and 2008

Cash flow hedges

Changes in the fair value of derivative financial instruments that are designated and effective as hedges of future cash flows are recognised directly in equity and any ineffective portion is recognised immediately in the Income Statement. If the cash flow hedge is a firm commitment or the forecast transaction results in the recognition of an asset or a liability, then, at the time the asset or liability is recognised, the associated gains or losses on the derivative that had previously been recognised in equity are included in the initial measurement of the asset or liability. For hedges that do not result in the recognition of an asset or a liability, amounts deferred in equity are recognised in the Income Statement in the same period in which the hedged item affects net profit or loss.

When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognised when the forecast transaction is ultimately recognised in the Income Statement. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately reclassified to the Income Statement.

Fair value hedges

For an effective hedge of an exposure to changes in the fair value of a hedged item, the hedged item is adjusted for changes in fair value attributable to the risk being hedged with a corresponding entry in the Income Statement. Gains or losses from re-measuring the derivative, or for non-derivatives the foreign currency component of its carrying amount, are also recognised in the Income Statement. If the hedge no longer meets the criteria for hedge accounting, the adjustment to the carrying amount of a hedged item for which the effective interest method is used is amortised to the Income Statement over the period to maturity.

Embedded derivatives

Derivatives embedded in other financial instruments or other host contracts are treated as separate derivatives when their risks and characteristics are not closely related to those of the host contracts and the host contracts are not carried at fair value. Embedded derivatives are held at fair value, with unrealised gains and losses recognised in the Income Statement as they arise.

Provisions

A provision is recognised when there is a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. Provisions are measured at the value of the expenditures expected to be required to settle the obligation. Where the time value of money is material, provisions are discounted using an appropriate rate that takes into account the risks specific to the liability.

Uninsured claims

The Group limits its exposure to the cost of motor, employer and public liability claims through insurance policies issued by third parties, but self insures subject to excess limits and annual aggregate stop losses for total claims. A provision is made for the estimated cost to the Group to settle claims for incidents occurring prior to the balance sheet date, together with an estimate of settlements that will be made in respect of incidents occurring prior to the balance sheet date but that have not yet been reported to the Group (subject to the overall stop losses) based on an assessment of the expected settlement of claims, and after taking appropriate professional advice.

Significant Accounting Policies

Applicable to the Consolidated Financial Statements for the years ended 31 December 2010, 2009 and 2008

Retirement benefit obligations

The Group operates various defined benefit and defined contribution retirement benefit plans.

The charges to the Income Statement for defined contribution plans are the Group contributions payable, and the assets and liabilities of such plans are not included in the balance sheet of the Group.

All defined benefit schemes are subject to regular actuarial review by external consultants using the “projected unit method”. Service costs are systematically allocated over the service lives of employees, and financing costs are recognised in the periods in which they arise. The costs of individual events such as past service benefit enhancements, settlements and curtailments are recognised immediately in the Income Statement. Variations from expected costs, arising from experience of the plans, or changes in actuarial assumptions, are recognised immediately in the statement of comprehensive income. The defined benefit deficit or surplus in the balance sheet comprises the value for each plan of the fair value of the plan assets less the present value of the defined benefit obligation (using a discount rate based on high quality corporate bonds).

Equity

Own shares held

Where the Company (or its subsidiaries) re-acquires its own equity instruments, those instruments are deducted from equity as own shares held. Where such equity instruments are subsequently sold, any consideration received is recognised in equity.

Share-based payments

The economic cost of awarding shares and share options is reflected by recording a charge in the Income Statement equivalent to the fair value of the benefit awarded over the relevant performance period. Fair value is determined with reference to the share price at the date of grant. Employer national insurance contributions which are expected to be paid upon vesting of such options are also recognised in the Income Statement over the relevant performance period.

Significant Accounting Policies

Applicable to the Consolidated Financial Statements for the years ended 31 December 2010, 2009 and 2008

Critical accounting policies and judgements

The preparation of the Consolidated Financial Statements requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and disclosure of contingencies at the date of the Consolidated Financial Statements. If the original estimates and assumptions are different to the subsequent actual outcome, they are modified as appropriate in the period in which the circumstances change. The following policies are considered to be particularly complex and/or subject to the exercise of considerable judgement.

Exceptional items

Exceptional items are those that, by virtue of their size or incidence, should be separately disclosed in the Income Statement. The determination of which items should be separately disclosed as exceptional items requires judgement.

Fleet

Given the nature of the Group’s business, the main asset in the Balance Sheet is the vehicle fleet, a proportion of which has no guaranteed residual value and therefore the value at the end of the rental life will depend on the market for those vehicles at the time of disposal. Judgement is therefore required in the estimation of residual values, with reference made to recent disposal experience, and external market data.

Trade and other receivables

The Group regularly assesses the recoverability of its trade and other receivable balances. Where there is evidence that the Group will not be able to collect all amounts outstanding, a provision for impairment is recognised. The Group utilises previous customer history, debtor ageing profiles and other relevant information in assessing the level of provision required.

Retirement benefit obligations

Judgement is required in the setting of assumptions used by the actuaries in assessing the financial position of each defined benefit scheme. The Group determines the assumptions to be adopted in discussion with its actuaries, and believes these assumptions to be in line with generally accepted practice, but the application of different assumptions could have a significant effect on the amounts reflected in the Income Statement and Balance Sheet in respect of post-employment benefits. The sensitivity of principal scheme liabilities to changes in the assumptions used by actuaries is set out in Note 23.

Provisions

The Group continues to carry provisions against exposures that arise in the normal course of trading, which include uninsured losses for which there is self-insurance using management’s best estimate of the likely settlement of incidents. The estimated settlement is reviewed on a regular basis and the amount provided is adjusted as required. Provisions also cover areas such as termination and reorganisation activities and property reserves. Judgement is involved in assessing the exposures in these areas and hence in setting the level of the required provision.

Taxation

The Group is subject to taxation in a number of jurisdictions. Significant judgement is required in determining the Group’s provision for current tax as there are many transactions and calculations for which the ultimate tax determination is uncertain in the ordinary course of business. Further judgement is used when assessing the extent to which deferred tax assets and liabilities should be recognised with consideration given to the timing and level of future taxable income.

Significant Accounting Policies

Applicable to the Consolidated Financial Statements for the years ended 31 December 2010, 2009 and 2008

Share-based payments

The cost of options granted to employees is measured by reference to the fair value at the date at which they are granted. This cost is recognised in the Income Statement over the period from grant to vesting date, being the date on which the relevant employees become fully entitled to the award, with a corresponding increase in equity. The cumulative expense recognised at each reporting date, reflects the extent to which the period to vesting has expired and the Directors’ best estimate of the number of options that will ultimately vest.

Notes to the Consolidated Financial Statements

for the year ended 31 December

1	General information

The address of the Company’s registered office is Avis House, Park Road, Bracknell, Berkshire, RG12 2EW.

2	Revenue

The Group provides international vehicle rental services. Revenue is derived entirely from continuing activities. The Group experiences a natural increase in demand from Leisure customers over the European summer holiday months which generally results in lower revenue generated in the first half of the year as compared to the second half.

Revenue is analysed below and comprises rental income, licensee income and the disposal of vehicles not subject to manufacturer repurchase agreements.

Revenue	2010 €m	2009 €m	2008 €m
Rental income (see Note 3)	1,200.3	1,162.4	1,313.8
Disposal of vehicles not subject to manufacturer repurchase agreements	321.6	233.1	354.4

Total	1,521.9	1,395.5	1,668.2

Notes to the Consolidated Financial Statements

for the year ended 31 December

3	Segment information

(a) Operating segments

Rental income[1]	2010 €m	2009 €m	2008 €m
Corporately-owned operations:
Rental revenue	1,034.8	1,011.4	1,139.7
Other revenue[2]	118.6	107.8	124.8

	1,153.4	1,119.2	1,264.5
Licensee fees:
Avis	37.3	32.9	36.6
Budget	9.6	10.3	12.7

	46.9	43.2	49.3

Rental income[1]	1,200.3	1,162.4	1,313.8

[1]

For management purposes the Group does not apply IAS 16 in terms of reporting revenue from disposal of vehicles not subject to manufacturer repurchase agreements, and instead nets such revenue against the related net book value arising upon disposal in cost of sales. The revenue from the sale of such vehicles was €321.6 million (2009: €233.1 million; 2008: €354.4 million) (see Note 2).

[2]	Other revenue includes income from the sale of fuel, sub-licensee income, the provision of foreign exchange services to rental customers and other incidental operating income.

	2010			2009			2008
Operating profit/(loss)	Underlying[1] €m	Amounts excluded from underlying €m	Total €m	Underlying[1] €m	Amounts excluded from underlying €m	Total €m	Underlying1 €m	Amounts excluded from Underlying €m	Total €m
Corporately-owned operations:	68.5	(2.5)	66.0	68.1	(32.2)	35.9	73.6	(15.6)	58.0
Licensees:
Avis	34.6	—	34.6	31.0	—	31.0	34.7	—	34.7
Budget	5.1	—	5.1	4.3	(1.3)	3.0	4.4	—	4.4

	39.7	—	39.7	35.3	(1.3)	34.0	39.1	—	39.1
Operating profit/(loss)	108.2	(2.5)	105.7	103.4	(33.5)	69.9	112.7	(15.6)	97.1
Finance income[2]	1.1	0.2	1.3	1.0	4.4	5.4	2.0	—	2.0
Finance costs[2]	(60.6)	1.0	(59.6)	(69.3)	(1.6)	(70.9)	(77.1)	(19.4)	(96.5)
Share of profit of joint ventures and associate	2.3	—	2.3	0.1	—	0.1	0.4	—	0.4

Profit/(loss) before taxation	51.0	(1.3)	49.7	35.2	(30.7)	4.5	38.0	(35.0)	3.0
Discontinued operation	—	—	—	—	—	—	—	1.3	1.3

Profit/(loss) before taxation (including discontinued operation)	51.0	(1.3)	49.7	35.2	(30.7)	4.5	38.0	33.7	4.3

[1]	See Basis of Preparation.
[2]	Arise in the corporately-owned business segment.

No adjustment is made between segments to recharge in the Income Statement the value of the Avis brand, licence rights, or to allocate the value of goodwill written off to reserves in previous periods. Avis goodwill of €1,080.4 million arising before 1 March 1998 was fully written off to reserves, and Budget goodwill of €33.9 million arising on 12 March 2003 was fully impaired and charged to the Income Statement in previous periods. The remaining book value of goodwill at 31 December 2010 is allocated to the corporately-owned segment. Had the value of Avis goodwill, brand or licence rights been charged to the segments, the individual segment results would be materially affected. An element of the value of Budget brand rights is recharged between corporately-owned and Budget Licensee operations where the Budget brand is used, amounting to €1.2 million (2009: €0.8 million).

	Assets			Liabilities			Net assets
Balance sheet	2010 €m	2009 €m	2008 €m	2010 €m	2009 €m	2008 €m	2010 €m	2009 €m	2008 €m
Corporately-owned operations:	1,732.3	1,544.4	1,984.0	(1,462.9)	(1,501.1)	(1,933.3)	269.4	43.3	50.7
Licensees:
Avis	6.8	5.4	6.4	—	—	—	6.8	5.4	6.4
Budget	2.6	3.1	2.2	(3.2)	(1.6)	(1.4)	(0.6)	1.5	0.8

	9.4	8.5	8.6	(3.2)	(1.6)	(1.4)	6.2	6.9	7.2
Share of joint ventures and associate (see Note 15)	16.3	12.2	12.2	—	—	—	16.3	12.2	12.2

Total	1,758.0	1,565.1	2,004.8	(1,466.1)	(1,502.7)	(1,934.7)	291.9	62.4	70.1

Segment assets include software, vehicles, other property, plant and equipment, inventories, receivables (including vehicles under manufacturer repurchase agreements) and operating cash, goodwill (see Note 11) and investments. Segment liabilities include operating liabilities and certain corporate borrowings.

Capital expenditure, depreciation/amortisation and impairment losses arise only in the corporately-owned segment. Accordingly, a tabular analysis is not presented. Capital expenditure comprises other intangible assets of €2.6 million (2009: €2.2 million; 2008: €9.9 million), vehicles not subject to manufacturer repurchase agreements of €421.4 million (2009: €316.5 million; 2008: €515.9 million) and other property, and other plant and equipment of €7.3 million (2009: €8.7 million; 2008: €16.4 million).

Notes to the Consolidated Financial Statements

for the year ended 31 December

3	Segment information (continued)

b) Geographical segments

	Revenue			Non-current assets[1]			Capital expenditure
	2010	2009	2008	2010	2009	2008	2010	2009	2008
	€m	€m	€m	€m	€m	€m	€m	€m	€m
France	274.9	270.1	292.3	53.4	66.5	100.7	50.9	51.6	89.8
Germany	298.9	288.5	326.4	29.4	50.5	56.9	74.4	88.1	96.3
Italy	291.4	250.7	318.3	113.3	137.0	149.3	105.1	82.1	180.3
Spain	251.7	215.3	321.0	89.4	104.2	124.9	95.3	66.3	85.0
United Kingdom	250.5	221.3	251.2	81.4	28.7	31.5	90.8	25.0	46.4
Other Europe	182.2	173.7	210.8	32.4	33.5	39.4	25.4	23.1	29.8
Rest of the world	6.4	7.1	4.3	14.3	11.0	10.3	4.3	3.1	4.9

	1,556.0	1,426.7	1,724.3	413.6	431.4	513.0	446.2	339.3	532.5
Share of joint ventures and associate (see Note 15)	—	—	—	16.3	12.2	12.2	—	—	—
Elimination of inter-segment	(34.1)	(31.2)	(56.1)	—	—	—	(16.5)	(16.1)	—
Headquarters	—	—	—	10.0	11.3	14.6	1.6	4.2	9.7

Total	1,521.9	1,395.5	1,668.2	439.9	454.9	539.8	431.3	327.4	542.2

[1]

In accordance with IFRS 8, other financial assets and deferred tax assets are excluded from non-current assets for the purpose of segmental reporting. Both categories of asset are included within non-current assets in the Group Consolidated Balance Sheet.

4	Operating profit/(loss)

Analysis by nature	2010 €m	2009 €m	2008 €m
Operating profit is stated after charging/(crediting):
Underlying profit[1]:
On balance sheet fleet charges:
- Hire of vehicles under repurchase contracts	177.1	168.4	235.6
- Unwinding of discount on vehicle repurchase contracts	(33.7)	(32.7)	(43.3)

- Net operating lease charge on manufacturer repurchase contracts	143.4	135.7	192.3
- Depreciation on vehicles - owned (see Note 13)	94.5	101.6	99.1
- Depreciation on vehicles - under finance lease (see Note 13)	10.8	12.6	16.0
- Adjustments arising on differences between sales proceeds and depreciated amounts - fleet	(2.7)	(1.1)	10.3

On balance sheet fleet charges	246.0	248.8	317.7

Other fleet charges:
- Hire of motor vehicles	74.1	59.6	61.9

Non-fleet fixed asset charges:
- Amortisation of other intangible assets (see Note 12)	5.1	4.8	3.4
- Depreciation on other property, plant and equipment (see Note 14)	13.2	14.9	17.1
- Adjustments arising on differences between sales proceeds and depreciated amounts - non fleet	(0.2)	0.1	0.1

Non-fleet fixed asset charges	18.1	19.8	20.6

Hire of other plant and equipment	1.5	1.1	1.4
Contingent operating lease rentals[2]	52.0	51.3	55.2
Other operating lease rentals	51.5	54.9	56.4
Exchange movements	3.4	(0.6)	(0.1)
Net amounts excluded from underlying[1]:
Total net exceptional items, certain re-measurement items and economic hedge adjustments (see Note 6)	2.5	33.5	15.6

[1]	See Basis of Preparation.
[2]	Contingent operating lease rentals primarily arise with respect to airport concessions, and are typically based on the level of revenue generated by the individual concession.

Notes to the Consolidated Financial Statements

for the year ended 31 December

4	Operating profit continued

Auditors’ remuneration is analysed as follows:	2010 €m	2009 €m	2008 €m
Fees payable to the Company’s auditor for the audit of the Company’s:
-annual accounts	0.6	0.6	0.5
-subsidiaries pursuant to legislation	0.8	0.9	0.9

	1.4	1.5	1.4

Fees payable to the Company’s auditor and its associates for other services:
-other services pursuant to legislation	—	—	0.1
-taxation services	0.2	0.3	0.4
-litigation	0.2	0.1	0.1
-other	0.1	0.2	0.1

	0.5	0.6	0.7

Auditors’ remuneration	1.9	2.1	2.1

In addition to the remuneration above, the auditors received fees in 2010 of €0.5 million in respect of professional services connected with the Rights Issue and which has been charged against the Merger Reserve (see Note 29).

5	Directors and employees

	2010 €m	2009 €m	2008 €m
Staff costs
Retirement benefit charges under defined contribution schemes	6.1	6.1	6.9
Retirement benefit charges under defined benefit schemes (see Note 23)	7.4	8.0	9.6

Retirement benefit charges	13.5	14.1	16.5
Wages and salaries	208.2	205.2	222.0
Social security costs	41.7	41.2	44.3
Share-based payments	2.1	0.4	0.2

Underlying Directors’ and employee costs	265.5	260.9	283.0

Exceptional staff costs (see Note 6)
Retirement benefit charges - exceptional curtailments (see Note 6a)	—	0.1	0.5
Severance and other	(0.1)	15.6	20.2

	(0.1)	15.7	20.7

Directors’ and employee costs	265.4	276.6	303.7

Further details of Directors’ remuneration for the year are provided in Note 37.

	2010 Number	2009 Number	2008 Number
Staff numbers (average full time equivalent)
France	1,253	1,283	1,511
Germany	594	642	735
Italy	514	528	564
Spain	906	897	1,059
United Kingdom	937	948	1,013
Others	959	1,021	1,085

Staff numbers	5,163	5,319	5,967

Notes to the Consolidated Financial Statements

for the year ended 31 December

6	Amounts excluded from underlying

		2010			2009			2008
		Administrative expenses €m	Finance items €m	Total €m	Administrative expenses €m	Finance items €m	Total €m	Administrative expenses €m	Finance Items €m	Total €m
Net exceptional expenses:
a)	Refinancing and capital restructuring costs	4.6	0.9	5.5	—	—	—	—	—	—
b)	Disposal of leasehold interest	(4.8)	—	(4.8)	—	—	—	—	—	—
c)	Restructuring costs	(0.1)	—	(0.1)	21.8	—	21.8	27.6	—	27.6
d)	Securitisation preparation costs	—	—	—	7.8	—	7.8	—	—	—
e)	Goodwill impairment	—	—	—	—	—	—	1.5	—	1.5
	Other	—	—	—	(0.1)	—	(0.1)	(0.3)	—	(0.3)

		(0.3)	0.9	0.6	29.5	—	29.5	28.8	—	28.8

Certain re-measurement items and economic hedges:
	Re-measurement gains on derivative financial instruments	(0.2)	(0.2)	(0.4)	(1.7)	(4.4)	(6.1)	(11.2)	—	(11.2)
	Re-measurement losses on derivative financial instruments	3.3	4.8	8.1	7.4	6.7	14.1	3.2	18.4	21.6

f)	Net re-measurement losses on derivative financial instruments	3.1	4.6	7.7	5.7	2.3	8.0	(8.0)	18.4	10.4
g)	Economic hedge adjustments	(0.3)	(8.7)	(9.0)	(1.7)	(7.6)	(9.3)	(5.2)	0.5	(4.7)
	Foreign exchange loss on borrowings (see Note 7)	—	2.0	2.0	—	2.5	2.5	—	0.5	0.5

		2.8	(2.1)	0.7	4.0	(2.8)	1.2	(13.2)	19.4	6.2

Net amounts excluded from underlying profit before tax		2.5	(1.2)	1.3	33.5	(2.8)	30.7	15.6	19.4	35.0
Tax on amounts excluded from underlying profit (see Note 8)		(0.7)	(1.5)	(2.2)	(3.8)	(2.3)	(6.1)	(4.8)	2.8	(2.0)

Net amounts excluded from underlying profit after tax		1.8	(2.7)	(0.9)	29.7	(5.1)	24.6	10.8	22.2	33.0

a)	Professional, legal, consultancy and other costs were incurred in the year in conjunction with a refinancing and Rights Issue. Certain of these costs, together with the write-off of unamortised issue costs arising upon cessation of existing facilities, have been recognised as exceptional costs.
b)	The Group disposed of a leasehold interest in a UK property. Prior to sale, a carrying amount of €2.0 million regarding the Group’s interest in the property was recognised as a current asset. The total disposal proceeds, net of expenses, were €6.8 million. Accordingly, a premium of €4.8 million has been recognised.
c)	During the year, a re-assessment of remaining restructuring provisions which had previously been recognised led to a €0.1 million exceptional credit. In 2009 and 2008, €21.8 million and €27.6 million, respectively, of restructuring costs were recognised in respect of a rationalisation of the Group’s operations.
d)	In the 2009, €7.8 million of advisory, legal and other costs were expensed in the development of corporate and operational structures to support a potential securitisation of the Group’s fleet.
e)	During 2008, the Group recognised an exceptional impairment provision against goodwill arising on the acquisition of certain licensees in Holland.
f)	During the year, the Group recognised realised losses of €3.8 million (2009: losses of €2.2 million; 2008: gain of €5.1 million) and unrealised gains of €0.7 million (2009: losses of €3.5 million; 2008: gain of €2.9 million) on non debt-related financial instruments, and realised losses of €29.2 million (2009: losses of €19.3 million; 2008: gain of €1.5 million) and unrealised gains of €24.6 million (2009: gains of €17.0 million; 2008: loss of €19.9 million) on debt-related financial instruments.
g)	Economic hedging arrangements have been entered into for which the Group is unable to apply hedge accounting under IAS 39. To the extent that IAS 39 does not permit hedge accounting, economic hedge adjustments are applied to recognise in the Group’s underlying results those movements in the fair value of derivatives that offset movements in the value of the items being economically hedged (which themselves are recognised in the Group’s underlying results).

Notes to the Consolidated Financial Statements

for the year ended 31 December

7	Finance income, finance costs and foreign exchange on net debt

	2010			2009			2008
	Underlying[1] €m	Amounts excluded from underlying €m	Total €m	Underlying[1] €m	Amounts excluded from underlying €m	Total €m	Underlying €m	Amounts excluded from underlying €m	Total €m
Finance income
Interest receivable	1.1	—	1.1	1.0	—	1.0	2.0	—	2.0
Re-measurement gains on debt-related derivative financial instruments[2]	—	0.2	0.2	—	4.4	4.4	—	—	—

	1.1	0.2	1.3	1.0	4.4	5.4	2.0	—	2.0

Finance costs
Interest payable under finance lease obligations	(7.8)	—	(7.8)	(10.6)	—	(10.6)	(19.2)	—	(19.2)
Interest payable on bank loans, overdrafts and loan notes	(42.1)	(0.9)	(43.0)	(49.2)	—	(49.2)	(56.2)	—	(56.2)
Interest payable on deferred consideration	(2.0)	—	(2.0)	(1.9)	—	(1.9)	(2.2)	—	(2.2)
Re-measurement losses on debt-related derivative financial instruments	—	(4.8)	(4.8)	—	(6.7)	(6.7)	—	(18.4)	(18.4)
Economic hedge adjustment on interest payable[2]	(8.7)	8.7	—	(7.6)	7.6	—	0.5	(0.5)	—
Foreign exchange loss on net debt	—	(2.0)	(2.0)	—	(2.5)	(2.5)	—	(0.5)	(0.5)

	(60.6)	1.0	(59.6)	(69.3)	(1.6)	(70.9)	(77.1)	(19.4)	(96.5)

Net finance costs	(59.5)	1.2	(58.3)	(68.3)	2.8	(65.5)	(75.1)	(19.4)	(94.5)

[1]	See Basis of Preparation.
[2]

Economic hedging arrangements have been entered into for which the Group is unable to apply hedge accounting under IAS 39. To the extent that IAS 39 does not permit hedge accounting, economic hedge adjustments are applied to recognise in the Group’s underlying results those movements in the fair value of derivatives that offset movements in the value of the items being economically hedged (which themselves are recognised in the Group’s underlying results).

8	Taxation

a) Analysis of tax charge

	2010			2009			2008
	Underlying[1] €m	Amounts excluded from underlying €m	Total €m	Underlying[1] €m	Amounts excluded from underlying €m	Total €m	Underlying[1] €m	Amounts excluded from underlying €m	Total €m
Current UK tax
UK corporation tax on profits for the year before exceptional items	5.4	—	5.4	13.2	(0.3)	12.9	9.0	(1.9)	7.1
Tax on exceptional items	—	(2.2)	(2.2)	—	(3.0)	(3.0)	—	1.2	1.2
Adjustments in respect of prior years	0.5	(0.3)	0.2	0.7	(0.4)	0.3	(4.7)	(4.1)	(8.8)

Current UK tax	5.9	(2.5)	3.4	13.9	(3.7)	10.2	4.3	(4.8)	(0.5)

Current foreign tax
Foreign corporation tax on profits for the year before exceptional items	11.2	—	11.2	13.2	—	13.2	(2.1)	—	(2.1)
Current tax on exceptional items	—	—	—	—	(0.1)	(0.1)	—	—	—
Adjustments in respect of prior years	3.9	—	3.9	(3.4)	—	(3.4)	(1.6)	—	(1.6)

Current foreign tax	15.1	—	15.1	9.8	(0.1)	9.7	(3.7)	—	(3.7)

Current tax	21.0	(2.5)	18.5	23.7	(3.8)	19.9	0.6	(4.8)	(4.2)

Analysed as:
Corporation tax on profits for the year before exceptional items	16.6	—	16.6	26.4	(0.3)	26.1	6.9	(1.9)	5.0
Tax on exceptional items	—	(2.2)	(2.2)	—	(3.1)	(3.1)	—	1.2	1.2
Adjustments in respect of prior years	4.4	(0.3)	4.1	(2.7)	(0.4)	(3.1)	(6.3)	(4.1)	(10.4)

Current tax	21.0	(2.5)	18.5	23.7	(3.8)	19.9	0.6	(4.8)	(4.2)

Deferred tax
Origination and reversal of temporary differences	4.9	—	4.9	(14.2)	—	(14.2)	12.7	—	12.7
Deferred tax on exceptional items	—	0.2	0.2	—	(2.7)	(2.7)	—	(1.2)	(1.2)
Adjustments in respect of prior years	(2.8)	0.1	(2.7)	0.9	0.4	1.3	2.9	4.0	6.9

Deferred tax (see Note 17)	2.1	0.3	2.4	(13.3)	(2.3)	(15.6)	15.6	2.8	18.4

Taxation	23.1	(2.2)	20.9	10.4	(6.1)	4.3	16.2	(2.0)	14.2

[1]	See Basis of Preparation.

The Group’s share of tax charge on joint ventures and associate (included within Group profit/(loss) before taxation) is €0.3 million (2009: €0.3 million; 2008: €0.4 million).

Notes to the Consolidated Financial Statements

for the year ended 31 December

8	Taxation continued

b)	Tax charge/(credit) taken directly to the Statement of Comprehensive Income

	2010			2009			2008
	Underlying[1] €m	Amounts excluded from underlying €m	Total €m	Underlying[1] €m	Amounts excluded from underlying €m	Total €m	Underlying[1] €m	Amounts excluded from underlying €m	Total €m
Deferred tax charge/(credit) on cash flow hedges	—	1.0	1.0	—	(0.3)	(0.3)	—	(2.8)	(2.8)
Current tax credit on exchange movements offset in reserves	—	(3.3)	(3.3)	—	(1.0)	(1.0)	—	(3.8)	(3.8)
Tax charge/(credit) on actuarial gains	—	3.4	3.4	—	(5.3)	(5.3)	—	2.8	2.8

	—	1.1	1.1	—	(6.6)	(6.6)	—	(3.8)	(3.8)

[1]	See Basis of Preparation.
c)	Reconciliation of tax charge

	2010			2009			2008
	Underlying[1] €m	Amounts excluded from underlying €m	Total €m	Underlying[1] €m	Amounts excluded from underlying €m	Total €m	Underlying[1] €m	Amounts excluded from underlying €m	Total €m
Profit/(loss) before taxation	51.0	(1.3)	49.7	35.2	(30.7)	4.5	38.0	(35.0)	3.0

Tax at the UK corporation tax rate of 28% (2009: 28%, 2008 28.5%)	14.3	(0.4)	13.9	9.9	(8.6)	1.3	10.8	(10.0)	0.8
Differing rates applied to overseas profits	(2.8)	—	(2.8)	(4.3)	(0.4)	(4.7)	(5.2)	(0.2)	(5.4)
Expenses not deductible for tax purposes	3.9	(1.3)	2.6	0.2	0.3	0.5	2.7	(0.1)	2.6
Utilisation of tax losses	(9.2)	(0.3)	(9.5)	(1.5)	0.2	(1.3)	—	—	—
Adjustments in respect of prior years	1.6	(0.2)	1.4	(1.8)	—	(1.8)	(3.4)	(0.1)	(3.5)
Deferred tax assets not recognised	11.3	—	11.3	9.0	4.9	13.9	—	—	—
Business and other taxes	3.1	—	3.1	—	—	—	—	—	—
Remeasurement of deferred tax - change in tax rate	0.9	—	0.9	—	—	—	—	—	—
Joint ventures and associate	(0.3)	—	(0.3)	(0.3)	—	(0.3)	11.1	7.7	18.8
Other	0.3	—	0.3	(0.8)	(2.5)	(3.3)	0.2	0.7	0.9

Taxation	23.1	(2.2)	20.9	10.4	(6.1)	4.3	16.2	(2.0)	14.2

[1]	See Basis of Preparation.

In addition to the changes in rates of corporation tax disclosed above a number of further changes to the UK Corporation tax system were announced in the March 2011 UK Budget Statement. A resolution passed by Parliament on 29 March 2011 reduced the main rate of corporation tax to 26% from 1 April 2011. Legislation to reduce the main rate of corporation tax from 26% to 25% from 1 April 2012 was included in the Finance Act 2011. Further reductions to the main rate are proposed to reduce the rate by 1% per annum to 23% by 1 April 2014. These further reductions are expected to be enacted separately each year. None of these expected rate reductions had been enacted at the balance sheet date and, therefore, are not included in these financial statements.

The proposed reductions of the main rate of corporate tax by 1% per year to 23% by 1 April 2014 are expected to be enacted separately each year. The overall effect of the further changes from 25% to 23% is not expected to be significant.

9	Dividends

No interim dividend was paid during the year (2009: nil; 2008: nil). The Directors do not propose the payment of a final dividend for the year ended 31 December 2010 (2009 and 2008: nil).

Notes to the Consolidated Financial Statements

for the year ended 31 December

10	Earnings per share

Basic and diluted earnings per share are based on the earnings for the year and the weighted average number of shares in issue for the year attributable to equity holders of the Company.

Options have been granted to certain Directors and employees over ordinary shares of the Company and constitute the only category of potentially dilutive ordinary shares. These options increased the weighted average number of shares in 2010 as certain related performance conditions were fully satisfied and the prevailing market price was in excess of the option exercise price. In 2009, either the option exercise prices were in excess of the prevailing market share price or exercise of the options was subject to performance conditions which had not been fully satisfied by the period end.

The weighted average number of shares is as follows:

Millions of shares	2010	2009	2008
Basic	156.3	917.7	918.9
Dilutive ordinary shares - share options	1.7	—	—

Diluted	158.0	917.7	918.9

On 25 June 2010, the Board announced that the Company proposed to raise approximately £151 million (net of estimated expenses), by way of a Rights Issue. The basis of the Rights Issue was 9 new shares at a price of 15 pence per share for every 8 existing shares held at the close of business on 9 July 2010. The Rights Issue was approved by the shareholders at an Extraordinary General Meeting on 12 July 2010.

On 3 August 2010, the Company also completed a share consolidation of one ordinary share for every ten existing shares to ensure that following the Rights Issue the number of shares in issue and the share price is appropriate for a business of the Group’s size.

After adjusting for the Rights Issue and own shares held, the weighted average number of shares in issue for the year was 156,345,847 (2009: 124,072,781; 2008: 124,238,162) (see Notes 29 and 30).

Basic and diluted earnings per share following this adjustment is as follows:

	2010	2009	2008	2010	2009	2008
Underlying	Euro	Euro	Euro	Sterling	Sterling	Sterling
Earnings for the year from continuing operations attributable to equity holders of the Company (million)	27.9	24.8	21.8	24.0	22.1	17.0

Earnings per share:	Cents	Cents	Cents	Pence	Pence	Pence
Basic	17.8	20.0	17.5	15.4	17.8	13.7
Diluted	17.7	20.0	17.5	15.2	17.8	13.7

	2010	2009	2008	2010	2009	2008
Total	Euro	Euro	Euro	Sterling	Sterling	Sterling
Earnings for the year from continuing operations attributable to equity holders of the Company (million)	28.8	0.2	(9.9)	24.8	0.2	(7.8)

Earnings per share:	Cents	Cents	Cents	Pence	Pence	Pence
Basic	18.4	0.2	(9.0)	15.9	0.2	(7.1)
Diluted	18.2	0.2	(9.0)	15.7	0.2	(7.1)

Notes to the Consolidated Financial Statements

for the year ended 31 December

11	Goodwill

	2010 €m	2009 €m
Cost
At 1 January	37.2	37.2
Disposals	—	(1.5)
Exchange movements	1.4	1.5

At 31 December	38.6	37.2

Accumulated impairment provisions
At 1 January	37.0	37.0
Disposals	—	(1.5)
Exchange movements	1.4	1.5

At 31 December	38.4	37.0

Net book amount
At 31 December	0.2	0.2

Goodwill of €1,080.4 million arising before 1 March 1998 is fully written off to reserves.

Accumulated impairment provisions represent amounts provided in respect of acquired former Budget operations, and certain former Avis sub-licensee operations in France, Germany and Holland. The remaining net book amount of goodwill as at both 31 December 2009 and 31 December 2010 relates to the acquisition of a former sub-licensee operation in France and is part of the corporately-owned segment.

The Directors review at each year end the carrying values of the capitalised goodwill disclosed above, together with goodwill relating to the joint venture in China (see Note 15). This review (undertaken by calculating value in use) did not result in the need for any impairment provision to be recognised as at 31 December 2009 or 31 December 2010.

In determining the value in use, the Directors calculated the present value of the estimated future cash flows expected to arise from the continuing use of the assets using a pre-tax discount rate of 7.9% based upon the Group’s weighted average cost of capital with appropriate adjustment for the relevant risks associated with the businesses. Estimated future cash flows are based on management’s five-year plans for each cash-generating unit, with extrapolation thereafter based on long-term average nominal growth rate of 4.0% into perpetuity and the introduction of a notional royalty rate to Avis Budget Group, Inc. as from 2036.

12	Other intangible assets

Other intangible assets comprise internally generated software development costs and externally acquired software. Amortisation charged in the year is reported in the Income Statement within “administrative expenses”. The average remaining amortisation period of such software is approximately 2.2 years (2009: 2.6 years).

	Software			Software
	Internally generated 2010 €m	Externally acquired 2010 €m	Total 2010 €m	Internally generated 2009 €m	Externally acquired 2009 €m	Total 2009 €m
Cost
At 1 January	18.9	12.7	31.6	17.0	11.1	28.1
Additions	1.0	1.6	2.6	0.9	1.3	2.2
Disposals	(1.0)	(2.8)	(3.8)	—	—	—
Exchange movements	1.1	0.4	1.5	1.0	0.3	1.3

At 31 December	20.0	11.9	31.9	18.9	12.7	31.6

Amortisation
At 1 January	6.7	11.8	18.5	3.9	9.5	13.4
Charges for the year (see Note 4)	4.0	1.1	5.1	2.8	2.0	4.8
Exceptional impairment loss[1]	—	—	—	—	0.1	0.1
Disposals	(1.0)	(2.8)	(3.8)	—	—	—
Exchange movements	0.6	0.4	1.0	—	0.2	0.2

At 31 December	10.3	10.5	20.8	6.7	11.8	18.5

Net book amount
At 31 December	9.7	1.4	11.1	12.2	0.9	13.1

[1]	The exceptional impairment loss of €0.1 million in the prior year was classified within “exceptional restructuring costs” in the Income Statement (see Note 6).

Notes to the Consolidated Financial Statements

for the year ended 31 December

13	Property, plant and equipment - vehicles not subject to manufacturer repurchase agreements

	2010 €m	2009 €m
Cost
At 1 January	472.9	526.5
Additions	421.4	316.5
Transfers to “inventories”	(504.3)	(385.3)
Transfers from “vehicles subject to manufacturer repurchase agreements”	34.5	12.7
Exchange movements	8.0	2.5

At 31 December	432.5	472.9

Depreciation and impairment
At 1 January	108.4	85.5
Charges for the year	105.3	114.2
Transfers to “inventories”	(139.4)	(97.4)
Transfers from “vehicles subject to manufacturer repurchase agreements”	2.7	5.8
Exchange movements	2.0	0.3

At 31 December	79.0	108.4

Net book amount
At 31 December	353.5	364.5

Vehicles held under finance leases are included in the above at 31 December at the following amounts:

	2010 €m	2009 €m
Cost	45.1	65.0
Depreciation and impairment	(4.9)	(11.4)

Net book amount	40.2	53.6

At 31 December 2010, the Group had capital commitments for vehicles contracted, but not provided for, amounting to €46.8 million (2009: €54.4 million).

Notes to the Consolidated Financial Statements

for the year ended 31 December

14	Other property, plant and equipment

	Freehold land and buildings €m	Short leasehold property €m	Plant and equipment €m	Assets in the course of construction €m	Total €m
Cost
At 1 January 2009	38.8	43.4	60.5	2.2	144.9
Additions	0.5	1.6	5.9	0.7	8.7
Disposals	(0.7)	(5.3)	(4.0)	—	(10.0)
Transfers	0.3	0.2	2.2	(2.7)	—
Exchange movements	0.1	1.2	1.3	0.1	2.7

At 31 December 2009	39.0	41.1	65.9	0.3	146.3

At 1 January 2010	39.0	41.1	65.9	0.3	146.3
Additions	0.2	2.3	4.1	0.7	7.3
Disposals	(0.1)	(3.7)	(9.1)	—	(12.9)
Transfers	0.2	0.6	—	(0.8)	—
Exchange movements	—	1.2	1.9	—	3.1

At 31 December 2010	39.3	41.5	62.8	0.2	143.8

Depreciation and impairment
At 1 January 2009	6.1	22.0	45.1	—	73.2
Charges for the year	1.9	4.1	8.9	—	14.9
Exceptional impairment loss	—	0.4	0.1	—	0.5
Disposals	(0.7)	(5.1)	(3.5)	—	(9.3)
Exchange movements	0.1	0.8	1.2	—	2.1

At 31 December 2009	7.4	22.2	51.8	—	81.4

At 1 January 2010	7.4	22.2	51.8	—	81.4
Charges for the year	1.8	3.9	7.5	—	13.2
Disposals	(0.1)	(3.3)	(8.8)	—	(12.2)
Exchange movements	0.3	1.1	1.2	—	2.6

At 31 December 2010	9.4	23.9	51.7	—	85.0

Net book amount
At 31 December 2010	29.9	17.6	11.1	0.2	58.8

At 31 December 2009	31.6	18.9	14.1	0.3	64.9

The exceptional impairment losses of €0.5 million in the prior year were classified within “exceptional restructuring costs” in the Income Statement (see Note 6).

Other property, plant and equipment held under finance leases are included in the above at 31 December at the following amounts:

	2010 €m	2009 €m
Cost	3.4	4.1
Depreciation and impairment	(0.7)	(1.5)

Net book amount	2.7	2.6

At 31 December 2010, the Group had capital commitments for other property, plant and equipment contracted, but not provided for, amounting to €0.6 million (2009: €1.2 million).

Notes to the Consolidated Financial Statements

for the year ended 31 December

15	Investments accounted for using the equity method

	Joint ventures €m	Associate €m	Total €m
At 1 January 2009	11.7	0.5	12.2
Acquisitions (see Note 33)	—	0.4	0.4
Share of profit/(loss)	0.4	(0.3)	0.1
Exchange movements	(0.7)	0.2	(0.5)

At 31 December 2009	11.4	0.8	12.2

At 1 January 2010	11.4	0.8	12.2
Share of profit	2.5	(0.2)	2.3
Exchange movements	1.9	(0.1)	1.8

At 31 December 2010	15.8	0.5	16.3

During the year, the Group held a 50% share in both its joint ventures, Anji Car Rental and Leasing Company Limited (incorporated in China) and OKIGO (incorporated in France). Subsequent to the year end, the Group purchased the remaining 50% share of OKIGO, which is being re-branded as ‘Avis on Demand’. The consideration paid and net assets acquired were not material to the Group. The Group also held a 33% share in its associate Mercury Car Rentals Limited (incorporated in India). The Group’s share of results for the year were as follows:

	Joint ventures		Associate		Total
Share of:	2010 €m	2009 €m	2010 €m	2009 €m	2010 €m	2009 €m
Revenue	26.1	19.9	4.1	3.7	30.2	23.6
Expenses	(22.0)	(18.3)	(4.1)	(3.9)	(26.1)	(22.2)

Operating profit/(loss)	4.1	1.6	—	(0.2)	4.1	1.4
Net finance costs	(1.1)	(0.8)	(0.2)	(0.2)	(1.3)	(1.0)
Profit/(loss) before tax	3.0	0.8	(0.2)	(0.4)	2.8	0.4
Taxation	(0.5)	(0.4)	—	0.1	(0.5)	(0.3)

Net profit/(loss) for the year	2.5	0.4	(0.2)	(0.3)	2.3	0.1

At the year end, the Group’s interest in Anji Car Rental and Leasing Company Limited, OKIGO and Mercury Car Rentals Limited, comprised:

	Joint ventures		Associate		Total
Share of:	2010 €m	2009 €m	2010 €m	2009 €m	2010 €m	2009 €m
Non-current assets	37.9	26.5	1.9	1.7	39.8	28.2
Current assets	9.7	4.7	1.1	1.7	10.8	6.4
Current liabilities	(32.7)	(20.7)	(0.6)	(0.8)	(33.3)	(21.5)
Non-current liabilities	—	—	(1.9)	(1.8)	(1.9)	(1.8)

	14.9	10.5	0.5	0.8	15.4	11.3
Goodwill (see Note 11)	0.9	0.9	—	—	0.9	0.9

	15.8	11.4	0.5	0.8	16.3	12.2

At the year end there were no capital commitments or contingent liabilities relating to the joint ventures in China and France, and the associate in India (2009: €nil).

Notes to the Consolidated Financial Statements

for the year ended 31 December

16	Other financial assets

	2010 €m	2009 €m
Non-current assets - available for sale investments	0.5	0.4
Current assets - held for trading	—	2.7

Non-current financial assets of €0.5 million (2009: €0.4 million) primarily comprises an equity non-controlling interest in overseas companies. In the prior year, current financial assets comprised finance lease collateral of €2.7 million which attracted interest at 0.6%.

17	Deferred tax

	Temporary differences
Deferred tax provided	Accelerated tax depreciation €m	Fair values €m	Employee benefits €m	Other €m	Losses available for offset €m	Total €m
At 1 January 2009	(6.5)	4.6	8.8	(13.8)	12.5	5.6
Recognised in Income Statement (see Note 8)	19.2	—	(1.6)	1.1	(3.1)	15.6
Transfer to current tax	(0.2)	—	—	10.1	—	9.9
Recognised in Statement of Comprehensive Income (see Note 8)	—	0.3	5.3	—	—	5.6
Exchange movements	(0.4)	0.1	(0.2)	(0.1)	—	(0.6)

At 31 December 2009	12.1	5.0	12.3	(2.7)	9.4	36.1

At 1 January 2010	12.1	5.0	12.3	(2.7)	9.4	36.1
Recognised in Income Statement (see Note 8)	2.3	(0.2)	(5.2)	0.9	(0.2)	(2.4)
Transfer to current tax	0.1	—	—	1.7	—	1.8
Recognised in Statement of Comprehensive Income (see Note 8)	—	(1.0)	(3.4)	—	—	(4.4)
Recognised in equity reserve	—	—	1.2	—	—	1.2
Exchange movements	1.4	(0.1)	0.8	0.1	—	2.2

At 31 December 2010	15.9	3.7	5.7	—	9.2	34.5

Analysed as:
At 31 December 2010
Deferred tax assets	19.1	3.4	9.0	8.4	1.5	41.4
Deferred tax liabilities	(3.2)	0.3	(3.3)	(8.4)	7.7	(6.9)

Net	15.9	3.7	5.7	—	9.2	34.5

At 31 December 2009
Deferred tax assets	22.2	4.8	12.7	2.3	0.5	42.5
Deferred tax liabilities	(10.1)	0.2	(0.4)	(5.0)	8.9	(6.4)

Net	12.1	5.0	12.3	(2.7)	9.4	36.1

Deferred tax assets have been recognised in respect of tax losses and other temporary differences where it is probable that these assets will be recovered. Deferred tax assets and liabilities are only offset where there is a legally enforceable right of offset and there is an intention to settle the balances net.

At the year end, the Group had unused tax losses of €211.2 million (2009: €236.8 million) available for offset against future profits. A deferred tax asset has been recognised in respect of €31.9 million (2009: €33.1 million) of such losses. No deferred tax asset has been recognised in respect of the remaining unused tax losses of €179.3 million (2009: €203.7 million) due to the unpredictability of future profit streams.

Deferred tax has not been recognised in respect of other temporary differences which would give rise to deferred tax assets of €12.7 million (2009: €20.6 million) due to the unpredictability of future profit streams.

At the year end, the aggregate amount of other temporary differences associated with unremitted earnings of the Group’s overseas subsidiaries for which deferred tax liabilities have not been recognised was €208.5 million (2009: €246.2 million). No liability has been recognised in respect of these differences because it is likely that the majority of overseas earnings would qualify for the UK dividend exemption and therefore no tax liability is expected to arise.

Notes to the Consolidated Financial Statements

for the year ended 31 December

18	Inventories

	2010 €m	2009 €m
Vehicles	0.7	3.1
Fuel	5.9	4.9
Vehicle parts	0.5	0.4
Other inventories	6.4	5.3

	7.1	8.4

Vehicles comprise ex-rental vehicles formerly used in the corporately-owned segment, where the Group is committed to the disposal of the vehicle. Adjustments arising on differences between sales proceeds and depreciated amounts totalled a gain of €2.7 million (2009: gain of €1.1 million).

The cost of fuel and vehicle parts inventories recognised as an expense in the Income Statement in the year totalled €47.0 million (2009: €44.9 million).

19	Trade and other receivables

	2010 €m	2009 €m
Repurchase agreement receivables	555.3	530.9
Prepaid vehicle operating lease charges	43.5	43.6
Vehicles subject to manufacturer repurchase agreements	598.8	574.5
Other vehicle receivables (after the end of vehicle holding period)	110.0	141.4
Amounts due from leasing companies	49.6	35.8
Vehicle related receivables	758.4	751.7
Other trade debtors	147.7	136.4
Other debtors	40.0	45.4
Other prepayments	80.0	56.1

	1,026.1	989.6

Vehicles subject to manufacturer repurchase agreements effectively reflects the book value of such vehicles held on the Group’s rental fleet - see Significant Accounting Policies.

Other vehicle receivables include amounts due after exercising of manufacturer repurchase agreements. The carrying amounts of trade and other receivables are denominated primarily in euros.

Vehicle related receivables include €151.4 million (2009: €125.4 million) held under finance lease arrangements in respect of repurchase agreements.

Credit risk with regard to vehicle related receivables is concentrated with the main European vehicle manufacturers. Concentrations of credit risk with respect to non-vehicle related receivables are limited by the diversity of the Group’s customers. The maximum exposure to credit risk at the reporting date is the fair value of each class of receivable mentioned above. Carrying values are stated net of any provisions made for bad and doubtful debts, and accordingly, the Directors believe that the maximum credit risk exposure is the carrying amount of the receivables in the balance sheet, as shown below.

The main categories of trade and other receivables that are subject to credit risk are: other vehicle receivables (after the end of vehicle holding period), amounts due from leasing companies, other trade debtors and other debtors. These categories are analysed on an aged basis as follows:

	2010 €m	2009 €m
Trade and other receivables subject to credit risk	374.4	385.2
Neither past due nor impaired	(281.9)	(301.6)

Past due	92.5	83.6
Provision for bad and doubtful debts	(27.1)	(26.2)

Past due but not impaired	65.4	57.4

The ageing analysis of past due but not impaired is as follows:

	2010 €m	2009 €m
Up to three months past due	59.1	51.3
Three to six months past due	2.1	4.3
Over six months past due	4.2	1.8

	65.4	57.4

The other classes within trade and other receivables do not contain impaired assets.

The provision for bad and doubtful debt has been determined by reference to past experience. Movements in the provision are as follows:

	2010 €m	2009 €m
At 1 January	(26.2)	(19.7)
Bad and doubtful bad debt expense recognised in the Income Statement	(10.2)	(8.7)
Receivables written off as uncollectable	9.7	2.5
Exchange movements	(0.4)	(0.3)

At 31 December	(27.1)	(26.2)

Notes to the Consolidated Financial Statements

for the year ended 31 December

20	Cash and short-term deposits

	2010 €m	2009 €m
Cash at bank and in hand	92.3	38.7
Short-term deposits	139.4	21.9

	231.7	60.6

Cash and short-term deposit balances are floating rate assets which earn interest at various rates set with reference to the prevailing EURIBID and LIBID or equivalent. The majority of the Group’s cash and short-term deposits are held with banks and financial institutions that have a minimum Standard and Poor’s credit rating of A.

Short-term deposits mature within five months (2009: three months) and include €nil (2009: €0.6 million) of deposits required by insurers to be held by Aegis Motor Insurance Limited (a subsidiary of the Group) to settle claims.

21	Trade and other payables

	2010 €m	2009 €m
Vehicle payables	109.0	108.9
Amounts due to leasing companies	42.9	27.2

Vehicle related payables	151.9	136.1
Other trade payables	56.0	46.6
Finance cost creditors	6.0	6.0
Other creditors	16.5	16.4
Accruals and deferred income	233.1	217.6

	463.5	422.7

22	Provisions

	Trade provisions
	Dilapidation and environmental €m	Onerous lease €m	Other trading €m	Sub-total €m	Uninsured losses €m	Warranty €m	Total €m
At 1 January 2008	8.8	—	10.3	19.1	40.5	7.8	67.4
(Credited)/Charged	(1.4)	—	5.2	3.8	22.8	—	26.6
Utilised in the year	—	—	(5.7)	(5.7)	(18.5)	(7.8)	(32.1)
Exchange Movements	(0.8)	—	—	(0.8)	(1.8)	—	(2.6)

At 31 December 2008	6.6	—	9.8	16.4	43.0	—	59.4
Non-current							25.6
Current							33.8

At 31 December 2008							59.4

At 1 January 2009	6.6	—	9.8	16.4	43.0	—	59.4
Charged	0.7	—	4.3	5.0	19.6	—	24.6
Transfers	0.1	4.2	(4.2)	0.1	—	—	0.1
Utilised in the year	(0.4)	—	(6.5)	(6.9)	(26.9)	—	(33.8)
Exchange Movements	0.2	—	0.3	0.5	0.5	—	1.0

At 31 December 2009	7.2	4.2	3.7	15.1	36.2	—	51.3
Non-current							32.7
Current							18.6

At 31 December 2009							51.3

	Trade provisions
	Dilapidation and environmental €m	Onerous lease €m	Other trading €m	Sub-total €m	Uninsured losses €m	Total provisions €m
At 1 January 2010	7.2	4.2	3.7	15.1	36.2	51.3
Charged	1.1	0.2	2.8	4.1	18.3	22.4
Utilised in the year	(0.3)	(1.1)	(2.2)	(3.6)	(22.8)	(26.4)
Exchange movements	0.1	0.2	0.1	0.4	0.6	1.0

At 31 December 2010	8.1	3.5	4.4	16.0	32.3	48.3

Non-current				9.0	18.4	27.4
Current				7.0	13.9	20.9

At 31 December 2010				16.0	32.3	48.3

Notes to the Consolidated Financial Statements

for the year ended 31 December

22	Provisions (continued)

Trade provisions

Dilapidation and environmental represents provisions to cover the costs of the remediation of certain properties held under operating leases. Onerous lease represents provisions to cover future lease payments due in respect of vacant office space. These property provisions are primarily euro denominated and non-interest bearing, and the ultimate expenditure is expected to be coterminous with the underlying remaining lease periods (see Note 35).

Other trading provisions comprise:

a) Loyalty scheme provisions of €1.0 million (2009: €0.5 million), which represent amounts due under Group-operated customer loyalty programmes. These provisions are expected to crystallise within two years of the balance sheet date.

b) Other provisions of €3.4 million (2009: €3.2 million), which primarily comprise reorganisation, employee termination and legal claim provisions to cover certain claims that arise in the normal course of business. These provisions have been discounted where applicable at the rate commensurate with the underlying risk, and are expected to crystallise within five years of the balance sheet date. In the Directors’ opinion, after taking appropriate legal advice, the outcomes of these claims are not expected to give rise to any significant loss beyond amounts provided at 31 December 2010.

The (undiscounted) maturity profile of trade provisions is detailed in Note 26.

Uninsured losses

Uninsured losses represent provisions for losses under third party liabilities or claims primarily in respect of third party motor liability insurance programmes. Provisions are made for claims incurred but not reported at each year end, allowing for potential claims for a number of years after policy inception, and measured at the value of the expenditure expected to be required to settle the obligation. The expected maturity of such uninsured losses based on historic claims experience was as follows:

	Due within one year €m	Due between one and two years €m	Due between two and five years €m	Due after five years €m	Total €m
At 31 December 2010	13.9	8.2	9.7	0.5	32.3
At 31 December 2009	12.6	10.1	12.2	1.3	36.2

Notes to the Consolidated Financial Statements

for the year ended 31 December

23	Retirement benefit obligations

The Group operates funded defined benefit pension schemes for qualifying employees in the United Kingdom, France, Spain and Austria. In addition, there is an unfunded defined benefit pension scheme for employees in Germany which is closed to new employees and a statutorily determined unfunded defined benefit termination scheme for employees in Italy. The principal schemes are in the United Kingdom and Germany. The Group’s main defined benefit scheme, being in the United Kingdom, was closed on 31 March 2007 when it was replaced by a hybrid scheme, the Retirement Capital Plan, whereby the Group underwrites the investment risk and members are responsible for the effects of any changes to longevity.

a) Valuation and assumptions

Valuations of the defined benefit obligations have been based on the most recent actuarial funding valuations, taking into account the financial and demographic assumptions at each of the balance sheet dates.

	Funded scheme - UK			Unfunded scheme - Germany
Main assumptions (weighted average)	2010	2009	2008	2010	2009	2008
Discount rate	5.4%	5.7%	6.5%	5.4%	6.0%	6.0%
Inflation rate	3.1%[1]	3.7%[1]	3.2%[1]	2.0%	2.0%	2.0%
Expected rate of salary increases	5.4%	5.5%	4.7%	2.5%	2.5%	2.0%
Rate of pension increases in payment	2.6%	2.9%	2.4%	2.0%	2.0%	1.6%
Rate of pension increases in deferment	3.1%	3.9%	3.0%	0.0%	0.0%	0.0%
Expected return on plan assets:
- equities	7.7%	8.0%	7.7%	n/a	n/a	n/a
- bonds	5.0%	5.8%	5.7%	n/a	n/a	n/a
- other	4.2%	3.8%	5.7%	n/a	n/a	n/a
- weighted average	5.8%	7.2%	6.6%	n/a	n/a	n/a

[1]	The inflation assumption is based on the consumer price index (2009 and 2008: retail price index).

The assumptions relating to other defined benefit schemes are not material to the Group. Regarding the principal schemes, the expected rates of return on plan assets are based on market expectations at the beginning of each year for returns over the expected period of the related obligation. The expected return on equities is based on qualitative and quantitative market analysis including consideration of market equity risk premiums. The expected return on bonds is based on most applicable long-term bond yields.

Assumptions regarding future longevity experience are set based on professional advice. The longevity assumption for the principal funded scheme reflects the “2000” series tables along with certain improvements (known as “medium cohort”) whereby the Group recognises a further 1% per annum minimum level of improvement. The longevity assumption in the principal schemes applied a post retirement life expectancy for a member aged 65 in 2010 as follows:

	Funded scheme - UK			Unfunded scheme - Germany
Post retirement life expectancy ( years)	2010	2009	2008	2010	2009	2008
Males	22	21	21	18	18	18
Females	24	24	24	22	22	22

Notes to the Consolidated Financial Statements

for the year ended 31 December

23	Retirement benefit obligations continued

b)	Income Statement

The amounts recognised in the Income Statement are as follows:

	2010			2009			2008
	Funded schemes €m	Unfunded schemes €m	Total €m	Funded schemes €m	Unfunded schemes €m	Total €m	Funded schemes €m	Unfunded schemes €m	Total €m
Current service costs	3.2	0.5	3.7	2.9	0.5	3.4	5.0	0.6	5.6
Past service costs	0.1	—	0.1	0.1	—	0.1	0.1	—	0.1
Interest on scheme liabilities	10.4	2.0	12.4	9.0	2.0	11.0	11.1	1.9	13.0
Expected return on scheme assets	(8.8)	—	(8.8)	(6.5)	—	(6.5)	(9.1)	—	(9.1)

Underlying charge before tax to Income Statement (see Note 5)	4.9	2.5	7.4	5.5	2.5	8.0	7.1	2.5	9.6
Exceptional curtailments (see Note 6)	—	—	—	0.1	—	0.1	0.5	—	0.5

Exceptional charge before tax to Income Statement	—	—	—	0.1	—	0.1	0.5	—	0.5

Net charge before tax to Income Statement	4.9	2.5	7.4	5.6	2.5	8.1	7.6	2.5	10.1

Scheme settlements had no impact on the amounts recognised in the Income Statement. The charge before tax is reported in “administrative expenses” in the Income Statement.

c)	Statement of Comprehensive Income

Amounts recognised through the Statement of Comprehensive Income are as follows:

	2010			2009			2008
	Funded schemes €m	Unfunded schemes €m	Total €m	Funded schemes €m	Unfunded schemes €m	Total €m	Funded schemes €m	Unfunded schemes €m	Total €m
Actual return less expected return on assets	7.2	—	7.2	11.3	—	11.3	(27.0)	—	(27.0)
Experience gain/(loss) on liabilities	1.1	(0.1)	1.0	3.2	0.4	3.6	1.5	(0.5)	1.0
Gain/(loss) on change of assumptions (financial and demographic)	2.9	(3.7)	(0.8)	(32.5)	—	(32.5)	35.3	1.9	37.2

	11.2	(3.8)	7.4	(18.0)	0.4	(17.6)	9.8	1.4	11.2

Cumulative actuarial losses recognised in the Statement of Comprehensive Income since 1 January 2004 (the date of adoption of IAS 19) are €26.1 million (at 31 December 2009: €33.5 million); at 31 December 2008: €15.9 million.

The contributions paid by the Group into funded schemes during 2010 were €21.8 million (2009: €8.4 million; 2008: €9.8 million), which include certain accelerated one-off payments in the United Kingdom scheme of €9.5 million to fund the net actuarial obligations over time. The cash contributions expected to be made by the Group into funded schemes during the 2011 annual period are €1.6 million.

Notes to the Consolidated Financial Statements

for the year ended 31 December

23	Retirement benefit obligations continued

The amounts recognised in the Balance Sheet are analysed as follows:

	2010			2009
	Funded schemes €m	Unfunded schemes €m	Total €m	Funded schemes €m	Unfunded schemes €m	Total €m
Fair value of scheme assets	161.6	—	161.6	123.4	—	123.4
Present value of defined benefit obligations	(189.7)	(39.9)	(229.6)	(177.5)	(35.0)	(212.5)

Retirement benefit obligation	(28.1)	(39.9)	(68.0)	(54.1)	(35.0)	(89.1)

	2010			2009
Analysis of movements in the scheme assets	Funded schemes €m	Unfunded schemes €m	Total €m	Funded schemes €m	Unfunded schemes €m	Total €m
At 1 January	123.4	—	123.4	97.2	—	97.2
Expected return on assets	8.8	—	8.8	6.5	—	6.5
Actuarial gain: experience gain on assets	7.2	—	7.2	11.3	—	11.3

Actual return on scheme assets	16.0	—	16.0	17.8	—	17.8
Contributions by the Group	21.8	1.4	23.2	8.4	1.5	9.9
Contributions by employees	0.8	—	0.8	0.8	—	0.8
Benefits paid from the fund	(3.5)	(0.9)	(4.4)	(3.6)	(0.8)	(4.4)
Settlements paid	(3.7)	(0.5)	(4.2)	(3.3)	(0.7)	(4.0)
Exchange gain	6.8	—	6.8	6.1	—	6.1

At 31 December	161.6	—	161.6	123.4	—	123.4

	2010			2009
Analysis of movements in the present value of defined benefit scheme obligations	Funded schemes €m	Unfunded schemes €m	Total €m	Funded schemes €m	Unfunded schemes €m	Total €m
At 1 January	(177.5)	(35.0)	(212.5)	(133.9)	(34.2)	(168.1)
Current service costs	(3.2)	(0.5)	(3.7)	(2.9)	(0.5)	(3.4)
Past service costs	(0.1)	—	(0.1)	(0.1)	—	(0.1)
Exceptional curtailments (see Note 6)	—	—	—	(0.1)	—	(0.1)
Interest on scheme liabilities	(10.4)	(2.0)	(12.4)	(9.0)	(2.0)	(11.0)
Actuarial gain/(loss):
- experience gain/(loss) on liabilities	1.1	(0.1)	1.0	3.2	0.4	3.6
- gain/(loss) on change of assumptions	2.9	(3.7)	(0.8)	(32.5)	—	(32.5)
Contributions by employees	(0.8)	—	(0.8)	(0.8)	—	(0.8)
Benefits paid from the fund	3.5	0.9	4.4	3.6	0.8	4.4
Other benefits paid	0.2	—	0.2	—	—	—
Settlements paid	3.7	0.5	4.2	3.3	0.7	4.0
Exchange loss	(9.1)	—	(9.1)	(8.3)	(0.2)	(8.5)

At 31 December	(189.7)	(39.9)	(229.6)	(177.5)	(35.0)	(212.5)

	Funded schemes
	2010		2009
Defined benefit scheme assets	€m	%	€m	%
Equities	82.9	51%	74.3	60%
Corporate bonds and index linked gilts	56.3	35%	42.6	35%
Other	22.4	14%	6.5	5%

Fair value of scheme assets	161.6	100%	123.4	100%

The fair value of scheme assets did not include any property or other assets used by the Group, nor any financial instruments of the Group.

Notes to the Consolidated Financial Statements

for the year ended 31 December

23	Retirement benefit obligations continued

The indicative sensitivity of principal scheme liabilities as at 31 December 2010 to changes in the above assumptions is as follows:

	Change in assumption	Indicative increase in scheme liabilities (€m)
Assumption		UK	Germany
Discount rate	-0.1%	3.7	0.6
Inflation rate	+0.1%	2.6	0.3
Real rate of salary increases	+0.5%	1.4	0.2
Longevity	+1 year	4.1	0.9

The sensitivity of other defined benefit scheme liabilities to the changes in the assumptions shown above is not material to the Group.

e)	Retirement benefit obligation history

An analysis of the retirement benefit obligation history is below:

	Funded schemes
Retirement benefit obligation history	2010 €m	2009 €m	2008 €m	2007 €m	2006 €m
Fair value of scheme assets	161.6	123.4	97.2	146.7	140.4
Present value of defined benefit obligation	(189.7)	(177.5)	(133.9)	(209.2)	(220.5)

Retirement benefit obligation	(28.1)	(54.1)	(36.7)	(62.5)	(80.1)

Actual return less expected return on assets	7.2	11.3	(27.0)	(2.5)	(0.6)
Percentage of scheme assets at year end	4.5%	9.2%	(27.8)%	(1.7)%	(0.4)%
Experience gain/(loss) on liabilities	1.1	3.2	1.5	(0.5)	(2.0)
Percentage of scheme liabilities at year end	(0.6)%	(1.8)%	(1.1)%	0.2%	0.9%

	Unfunded schemes
Retirement benefit obligation history	2010 €m	2009 €m	2008 €m	2007 €m	2006 €m
Retirement benefit obligation	(39.9)	(35.0)	(34.2)	(35.0)	(41.9)
Experience gain/(loss) on liabilities	(0.1)	0.4	(0.5)	0.1	1.5
Percentage of scheme liabilities at year end	0.3%	(1.1)%	1.5%	(0.3)%	(3.6)%

Notes to the Consolidated Financial Statements

for the year ended 31 December

24	Obligations under finance leases

	Minimum lease payments		Present value of minimum lease payments
	2010 €m	2009 €m	2010 €m	2009 €m
Amounts payable under finance leases
Within one year	189.8	172.6	184.3	167.9
Between two and five years	0.1	—	0.1	—

	189.9	172.6
Less: future finance charges	(5.5)	(4.7)

Present value of finance lease obligations	184.4	167.9	184.4	167.9

Analysed as:
Current liabilities (due for settlement within one year)			184.3	167.9
Non-current liabilities (due for settlement after more than one year)			0.1	—

			184.4	167.9

It is the Group’s policy to fund certain of its vehicles (including certain vehicles held under repurchase arrangements) and some plant and equipment under finance leases. The average lease term is less than one year. For the year ended 31 December 2010 the average effective interest rate was 2.9% (2009: 3.7%). All finance leases are on a fixed repayment basis and interest rates are fixed at the contract date. No arrangements have been entered into for contingent rental payments.

The fair value of the Group’s obligations under finance leases approximates to their carrying amount, and is secured by the lessors either having legal title or charges over the leased assets. In the prior year, collateral was held against certain of the leases (see Note 16).

25	Other financial liabilities

a) Borrowings

	2010 €m	2009 €m
Bank overdrafts	11.8	8.8
Bank loans and other loans	8.5	5.2
Commercial paper	1.0	26.7
Loan notes	527.2	542.8

	548.5	583.5

Analysed as:
Current liabilities (due for settlement within one year)	112.9	74.0
Non-current liabilities (due for settlement after more than one year)	435.6	509.5

	548.5	583.5

All borrowings were unsecured as at both 31 December 2010 and 31 December 2009. Covenants, all of which were complied with in both years, are attached to certain of the borrowing facilities.

Bank overdrafts

Bank overdrafts are primarily denominated in euros and sterling and attract floating rate interest by reference to EURIBOR and LIBOR plus margins ranging from 2.0% to 6.0%.

Notes to the Consolidated Financial Statements

for the year ended 31 December

25	Other financial liabilities continued

Bank loans and other loans

Bank loans and other loans are primarily floating rate, with a weighted average cost at 31 December 2010 of 2.1% (2009: 2.1%).

Commercial paper

Avis Finance Company plc, an indirect wholly owned subsidiary of the Company, has a commercial paper facility in Belgium, guaranteed by the Company, which can provide borrowings of up to €200.0 million (2009: €200.0 million). Amounts drawn under the facility attract interest at floating rates by reference to EURIBOR plus a margin which varies depending upon market conditions at the time of issue.

Loan notes

At 31 December, Avis Finance Company plc has outstanding the following loan notes:

	2010		2009
Issued	Principal m	Maturing	Principal m	Maturing
August 2000	—	—	$48.0	2010
June 2002	€26.8	2012	€26.8	2012
June 2004	$240.0	2011, 2012 and 2014	$240.0	2011, 2012 and 2014
June 2004	€65.0	2012	€65.0	2012
July 2006	€250.0	2013	€250.0	2013

The US$ loan notes bear interest at an average fixed rate of 5.9% (2009: 6.3%). The euro denominated loan notes issued prior to July 2006 bear interest at an average fixed rate of 5.8% (2009: 5.8%). These loan notes are at fixed rates such that their contractual repricing profile is coterminous with their maturity profile.

The €250.0 million Senior Floating Rate Notes bear interest at EURIBOR plus 2.625%. These notes reprice EURIBOR quarterly and include a call option, permitting the Group to repay the notes with effect from 31 July 2008. This option is separately recognised as an embedded derivative at fair value (see Note 26).

Proceeds of the loan notes issued in June 2004 totalling US$240.0 million (2009: US$240.0 million) are swapped to a fixed rate euro liability. Proceeds of the Senior Floating Rate Notes issued in July 2006 totalling €200.0 million (2009: €200.0 million) are swapped into a fixed rate euro liability. In the prior year, the proceeds of the loan notes issued in August 2000 totalling US$48.0 million were swapped into a fixed rate euro liability.

Further details are provided in Note 26.

b)	Undrawn borrowings

The committed borrowing facilities of the Group, drawn and undrawn, are as follows:

	2010			2009
	Drawn €m	Undrawn €m	Total €m	Drawn €m	Undrawn €m	Total €m
Revolving syndicated credit facility	24.6	350.4	375.0	26.5	553.5	580.0
Bilateral facilities and finance leases	195.4	230.8	426.2	172.2	296.1	468.3

	220.0	581.2	801.2	198.7	849.6	1,048.3

The drawn amount of the revolving syndicated credit facility includes €24.6 million in respect of letters of credit (2009: €26.5 million).

The maturity profile of the Group’s undrawn committed borrowing facilities at 31 December is as follows:

	2010 €m	2009 €m
Expiring within one year	160.1	192.1
Expiring within one and two years	—	629.5
Expiring within two and five years	421.1	28.0

	581.2	849.6

At 31 December 2010 there were additional uncommitted facilities available to the Group of €338.4 million (2009: €312.4 million).

c) Deferred consideration

	2010 €m	2009 €m
Current liabilities (due for settlement within one year)	0.3	0.3
Non-current liabilities (due for settlement after more than one year)	24.8	23.8

	25.1	24.1

Deferred consideration comprises €25.1 million (2009: €24.1 million) arising on the acquisition of shares in Avis Europe Investment Holdings Limited from Avis Inc in 1997. The liability is denominated in sterling, attracts an interest rate of 8.0% (2009: 8.0%) fixed for 27 years (2009: 28 years) and is repayable in annual instalments (including interest) of £1.9 million.

Notes to the Consolidated Financial Statements

for the year ended 31 December

26	Financial risk management

a)	Financial risk management objectives and policies

The Group’s financial risk management objective is to reduce the financial risks and exposures facing the business with respect to changes in interest and foreign exchange rates, and to ensure constant access to sufficient liquidity. To achieve this the Group undertakes an active hedging policy, including the use of derivatives (interest rate and foreign exchange swaps, options, forward rate agreements and caps and collars), which are entered into under policies approved and monitored by a sub-committee of the Board, chaired by the Group Finance Director. These transactions are only undertaken to reduce exposures arising from underlying commercial transactions and at no time are transactions undertaken for speculative reasons.

Foreign currency risk

The majority of business is transacted in euros, sterling, US dollars and Swiss francs. The principal commercial currency of the Group is the euro and the Group seeks to manage currency exposure wherever possible.

In each country within the corporately-owned business unit, revenue generated and costs incurred are primarily denominated in the relevant local currency, so providing a natural currency hedge. In addition, intra-group trading transactions are netted and settled centrally. Any remaining material foreign currency transaction exposures are hedged as appropriate into either euro or sterling.

With regard to translation exposures the policy is to match where possible the average assets to the equivalent average liabilities in each major currency and thus minimise any impact. To the extent that this cannot be fully achieved, then the Group borrows in currencies to match average currency assets.

Long-term borrowings undertaken to benefit from the liquidity of the US dollar denominated capital markets are swapped into euros.

Interest rate risk

The Group’s interest rate risk primarily arises from the Group’s cash and short-term deposits and borrowings which, after foreign currency hedging, principally arises in euro and sterling. Cash and short-term deposits/borrowings, held/issued at variable rates, expose the Group to cash flow interest rate risk. Short-term deposits/borrowings, held/issued at fixed rates, expose the Group to fair value interest rate risk.

To manage these risks, the Group finances its business through a combination of fixed and floating rate facilities and enters into various derivatives. The Group’s policy is to ensure that the proportion of fixed rate debt to the annual average net debt (defined for this purpose to include the net book value of fleet under operating leases) for the next three years will be maintained in the range of 65% to 85%, 55% to 80%, and 45% to 75% respectively.

Liquidity risk

The Group ensures that it has a core level of long-term funding in place with maturities spread over a variety of dates. The seasonal nature of the business necessitates higher fleet levels in the summer months and hence proportionately higher debt requirements. The core funding is supplemented by shorter term committed revolving facilities to cover requirements through the year, together with a range of uncommitted facilities, including operating leases.

Notes to the Consolidated Financial Statements

for the year ended 31 December

26	Financial risk management continued

Capital risk management

The Group’s objectives when managing capital are to safeguard the ability to continue as a going concern, help facilitate returns to shareholders and appropriate benefits for other stakeholders. The Group seeks to maintain debt and equity structures to optimise the cost of capital.

During the year the Group undertook a Rights Issue to strengthen the Group’s balance sheet. The net proceeds of the Rights Issue are being used to ensure that the Group has sufficient financial flexibility to meet its investment needs going forward and to provide for the repayment of loan notes that mature during 2011.

The Group monitors the use of capital on the basis of return on capital employed (“ROCE”) and average fleet utilisation. The Group’s ROCE is based on the underlying operating profit of the business plus the operating result of joint ventures and associates, adjusted to reverse: any non-exceptional goodwill impairments; the interest cost of retirement benefit obligations; and the expected return on retirement benefit scheme assets. Capital employed comprises the following:

	2010 €m	2009 €m
Goodwill (see Note 11)	0.2	0.2
Other intangible assets (see Note 12)	11.1	13.1
Property, plant and equipment - vehicles not subject to manufacturer repurchase agreements (see Note 13)	353.5	364.5
Other property, plant and equipment (see Note 14)	58.8	64.9
Investments accounted for using the equity method (see Note 15)	16.3	12.2
Inventories (see Note 18)	7.1	8.4
Trade and other receivables (see Note 19)	1,026.1	989.6
Trade and other payables (see Note 21)	(463.5)	(422.7)
- exclude finance cost creditors included in the above (see Note 21)	6.0	6.0
Other taxes and social security	(64.8)	(42.6)
Provisions (see Note 22)	(48.3)	(51.3)

Capital employed	902.5	942.3

Average capital employed for a 12 month period is based on the current and previous two (semi-annually) reported period end closing balances. This definition of ROCE may not be comparable to other similarly titled measures used by other companies. Average fleet utilisation is calculated as the average period of time during which vehicles are on rent as a percentage of their holding period.

Notes to the Consolidated Financial Statements

for the year ended 31 December

26	Financial risk management continued

Other price risks

As part of the presentation of market risks, IFRS 7 requires disclosures on how hypothetical changes in risk variables affect the price of financial instruments. Important risk variables include stock exchange prices or indices. As at 31 December 2009 and 31 December 2010 the Group did not hold any such material investments to be classified as available for sale.

Credit risk

The Group’s principal financial assets comprise: vehicles classified within inventories; other financial assets held for trading; trade and other receivables; derivative financial instrument assets; and cash and short-term deposits which in aggregate represent the Group’s maximum exposure to credit risk at each year end.

The Group is exposed to credit risk from its operating activities and certain financing activities. The maximum exposure to credit risk is represented by the balance sheet values of the original loans and receivables, including derivatives with positive market values. This risk is controlled from a treasury perspective by only entering into transactions involving financial instruments with authorised counterparties of strong credit quality, and monitoring such positions regularly.

With regard to trade and other receivables, outstanding amounts are regularly monitored at an operational level. Bad debt provisions are made against known credit risks (see Note 19). The credit ratings of vehicle manufacturers, the key suppliers, are monitored separately. With respect to certain vehicle manufacturers, the Group has a natural hedge to its exposure to credit risk as vehicle receivables (after the end of the holding period) (see Note 19) are ordinarily less than vehicle payables (see Note 21) for the majority of the year.

With regard to cash and short-term deposits, monies are only placed with approved financial institutions with strong credit ratings.

Where derivatives are settled gross, International Swaps and Derivatives Association (ISDA) based agreements are applied which include close-out netting provisions effective if the counterparty defaults. At the reporting date there were no other significant global offsetting agreements that reduce credit risk, nor were there any significant financial guarantees for third-party obligations that increase this risk.

26	Financial risk management continued

b)	Fair value of derivative financial instruments

	2010			2009
Recognised fair values of derivative financial instruments	Assets €m	Liabilities €m	Net €m	Assets €m	Liabilities €m	Net €m
Hedging instruments:
- forward foreign exchange contracts	—	(1.2)	(1.2)	0.4	(1.1)	(0.7)
Non-hedging instruments:
- forward foreign exchange contracts	2.3	(0.5)	1.8	2.0	(1.1)	0.9

Non-debt derivatives	2.3	(1.7)	0.6	2.4	(2.2)	0.2

Hedging instruments:
- interest rate swaps	—	(12.4)	(12.4)	—	(13.0)	(13.0)
- cross currency interest rate swaps	4.8	(13.8)	(9.0)	—	(46.4)	(46.4)
Non-hedging instruments:
- interest rate swaps	0.4	(2.0)	(1.6)	—	(5.8)	(5.8)
- callable interest rate swaps	—	(5.8)	(5.8)	—	(6.0)	(6.0)
- interest rate caps and collars	—	(0.6)	(0.6)	—	(0.5)	(0.5)
- embedded derivatives	2.2	—	2.2	1.9	—	1.9

Debt derivatives	7.4	(34.6)	(27.2)	1.9	(71.7)	(69.8)

	9.7	(36.3)	(26.6)	4.3	(73.9)	(69.6)

Non-current portion:
Hedging instruments:
- interest rate swaps	—	(12.4)	(12.4)	—	(13.0)	(13.0)
- cross currency interest rate swaps	4.8	(4.9)	(0.1)	—	(28.8)	(28.8)
Non-hedging instruments:
- embedded derivatives	2.2	—	2.2	1.9	—	1.9

Debt derivatives	7.0	(17.3)	(10.3)	1.9	(41.8)	(39.9)

Analysed as:
Current assets/(liabilities) (due for settlement within one year)	2.7	(19.0)	(16.3)	2.4	(32.1)	(29.7)
Non-current assets/(liabilities) (due for settlement after more than one year)	7.0	(17.3)	(10.3)	1.9	(41.8)	(39.9)

	9.7	(36.3)	(26.6)	4.3	(73.9)	(69.6)

Notes to the Consolidated Financial Statements

for the year ended 31 December

26	Financial risk management continued

Non-hedging derivatives (excluding the embedded derivative) are classified as a current asset or liability. The full fair value of hedging derivatives is classified as a non-current asset or liability if the remaining maturity of the hedged item is more than 12 months, and as a current asset or liability if the remaining maturity of the hedged item is less than 12 months. Trading derivatives are classified as a current asset or liability. The embedded derivative is classified as a non-current asset consistent with the maturity of the borrowing in which it is embedded.

Fair values of the derivative financial instruments are determined using a number of methods and assumptions based on conditions at the balance sheet date as none are traded in an active market. The fair values of interest rate swaps, forward rate agreements and cross currency interest rate swaps are calculated as the present value of future estimated cash flows. The fair value of the embedded derivative, callable interest rate swaps and interest rate caps and collars are valued using option valuation techniques. The fair value of forward exchange contracts is determined using forward exchange market rates at the balance sheet date.

Hedging instruments

The effectiveness of hedging relationships is tested by means of statistical methods using either regression analysis (for forward foreign exchange contracts and cross currency interest rate swaps), or the closest offset method (for interest rate swaps). This involves defining the performance of the hedged item as the independent variable and the performance of the hedging item as the dependent variable. A hedging relationship is classified as effective when the value of the hedging item moves between 0.8% and 1.25% for each 1.0% movement in the hedged item. All hedging relationships, having been tested using statistical methods, were effective at the reporting date.

Forward foreign exchange contracts

Forward foreign exchange contracts as at 31 December 2010 with aggregate values of US$ nil (2009: US$6.0 million), South African rand 66.2 million (2009: South African rand 69.1 million), Israeli shekel 6.5 million (2009: Israeli shekel 7.2 million), Norwegian krone 10.1 million (2009: Norwegian krone 7.4 million) and Swedish krona 9.3 million (2009: Swedish krona 6.9 million) were used to hedge expected foreign currency income of US$ 1.3 million (2009: US$10.4 million), South African rand 83.0 million (2009: South African rand 88.0 million), Israeli shekel 10.7 million (2009: Israeli shekel 8.6 million), Norwegian krone 20.3 million (2009: Norwegian krone 14.0 million) and Swedish krona 18.5 million (2009: Swedish krona 12.7 million) into sterling of £8.6 million (2009: £11.1 million). Forward foreign exchange contracts as at 31 December 2010 with aggregate values of US$4.1 million (2009: US$ nil) were used to hedge expected foreign currency payments of US$5.1 million (2009: US$ nil) into sterling of £2.6 million (2009: £nil).

Forward foreign exchange contracts as at 31 December 2010 with aggregate values of US$1.9 million (2009: US$30.1 million) and Hungarian forint 2,295.0 million (2009: Hungarian forint 1,503.0 million) were used to hedge expected foreign currency income of US$3.8 million (2009: US$23.4 million) and expected foreign currency payments of Hungarian forint 2,862.0 million (2009: Hungarian forint 1,724.3 million) into euro of €1.4 million (2009: €16.3 million) and €8.2 million (2009: €5.2 million) respectively.

These forward exchange contracts and corresponding foreign currency receipts will mature within 12 months of each year end. Movements in the fair value of these forward foreign exchange contracts are recognised as cash flow hedges in the hedging reserve within equity. These amounts are then transferred to the Income Statement when the amounts are received at various dates within 12 months of the year end. There was no material ineffectiveness of these hedges recorded as at the balance sheet date.

Interest rate swaps

Interest rate swaps of aggregate notional principal amounts of €200.0 million (2009: €200.0 million) with average fixed interest payable of 4.03% (2009: 4.03%) were used to hedge variable quarterly interest payments arising under the Senior Floating Rate Notes due 2013. The aim of the hedge relationship is to convert the variable interest borrowing into a fixed interest borrowing, and result in cash flow hedges of €11.4 million (2009: €11.8 million). Credit risks do not form part of the hedge designation. There was no material ineffectiveness of these hedges recorded as at the balance sheet date.

Cross currency interest rate swaps

Cross currency interest rate swaps of aggregate notional principal amounts of US$240.0 million (2009: US$288.0 million) were used to hedge the Group’s US$ denominated loan notes (see Note 25).

Fair value hedge adjustments of €(1.8) million (2009: €(2.9) million) arise from the hedging of the principal value of the exposures to euro denominated liabilities. Equivalent (but opposite) fair value differences have been recognised on the hedging cross currency interest rate swaps for the same underlying risk. The whole of this adjustment in both the current and prior years relate to hedged items due for settlement after one year. Cash flow hedges of €0.1 million (2009: €3.6 million) arise from the conversion of the semi-annual US$ denominated interest payments to euro denominated interest payments. Amounts recognised within equity are reclassified to the Income Statement when the underlying fixed interest payments occur at various dates between the year end and 2014. There was no ineffectiveness of these hedges recorded at the balance sheet date.

Notes to the Consolidated Financial Statements

for the year ended 31 December

26	Financial risk management continued

Non-hedging instruments

In certain circumstances, transactions to reduce economic exposure do not qualify for hedge accounting.

Forward foreign exchange contracts

Forward foreign exchange contracts as at 31 December 2010 were in place to convert foreign currency notional amounts of Swiss francs 25.2 million (2009: Swiss francs 41.4 million), Singapore dollar 10.2 million (2009: Singapore dollar 8.1 million), Hungarian forint 155.7 million (2009: Hungarian forint nil), US$3.3 million (2009: US$2.6 million) and sterling £186.9 million (2009: £178.0 million) into a total euro equivalent of €254.3 million (2009: €232.3 million).

Interest rate swaps

The notional principal amount of outstanding interest rate swap contracts not qualifying for hedge accounting as at the year end was €225.0 million (2009: €50.0 million) with fixed interest rates payable at 1.3%. The notional principal amounts of outstanding interest rate caps and collars as at the year end was €100.0 million (2009: €100.0 million).

The aggregate average notional principal amounts of outstanding variable principal interest rate swaps as at the end of the year was €40.8 million (2009: €99.2 million) with average fixed rates payable at 4.3%.

Callable interest rate swaps

At the year end the Group had outstanding variable principal callable interest rate swaps with aggregate average notional principals of €30.6 million (2009: €32.4 million). In each case the swap has an initial maturity in December 2011, at which time the counterparty has the option to extend the swap at no additional cost for a further three years. The fixed rate payable on the swaps is 3.9% if the swaps are not extended, and 4.3% if the extension option is exercised.

Forward rate agreements

In 2010 the Group had outstanding forward rate agreements with aggregate notional principals of €50.0 million (2009: €nil) covering various three month periods during 2011. These converted the prevailing floating interest rate to an average fixed rate of 1.2%.

Embedded derivative

The €250.0 million Senior Floating Rate Notes due 2013 include a call option permitting the Group to repay the notes with effect from 31 July 2008. Under the option, the notes may be redeemed at par with effect from 31 July 2010. In accordance with IAS 39, this option is separately recognised from the underlying Senior Floating Rate Notes as an embedded derivative.

c)	Risk and sensitivity analysis

Foreign currency risk

In accordance with IFRS 7, foreign currency risk sensitivities are calculated by reference to the currency profile of the Group’s balance sheet as at each year end, with all other variables kept constant. These sensitivities do not therefore reflect any trading impacts arising from changes in exchange rates during the year, or any impacts arising from the translation of monthly non-euro Income Statement results.

The table below details the sensitivity to each of the Group’s profit after tax, translation reserve, and cash flow hedge reserve to a hypothetical 10% strengthening of the euro against sterling, US$ and Swiss francs from a translation perspective. Sensitivities to a 10% strengthening of the euro has been selected given the current level of exchange rates, exchange rate volatility observed on a historic basis and market expectations for future movements. Similar but opposite sensitivities would arise upon a 10% weakening of the euro against these currencies:

	Profit after tax		Translation reserve		Hedging reserve
(Profit)/loss	2010 €m	2009 €m	2010 €m	2009 €m	2010 €m	2009 €m
Euro/sterling	(7.1)	1.6	8.3	1.3	—	—
Euro/US$	0.4	0.3	—	—	(0.1)	(1.3)
Euro/Swiss francs	0.8	(3.6)	3.1	2.4	—	—

Notes to the Consolidated Financial Statements

for the year ended 31 December

26	Financial risk management continued

Profit after tax sensitivities primarily arise from the revaluation of non-hedging derivatives comprising forward foreign contracts where the Group has not applied hedge accounting. The majority of these sensitivities do not affect the Group’s underlying profit after tax as they impact upon amounts excluded from the underlying result. Translation reserve sensitivities effectively arise from the retranslation of the net assets of head office and trading operations in the UK, and trading operations in Switzerland, from sterling and Swiss francs respectively, into euro. Hedging reserve sensitivities to sterling balances arise from the hedging of forward foreign exchange contracts, whilst the US$ sensitivities arise from both forward foreign exchange contracts and cross currency interest rate swaps.

Interest rate risk

In accordance with IFRS 7, interest rate sensitivities are calculated by reference to the interest rate profile of the Group’s balance sheet as at each year end, with all other variables kept constant. To manage interest rate risk the Group is financed through a combination of fixed and floating rate facilities and enters into various interest rate derivatives, as outlined in section (a), above. Sensitivities to a 1% increase in interest rates have been selected given the current level of market interest rates, interest rate volatility observed on a historic basis and market expectations for future movements. Similar but opposite sensitivities would arise upon a 1% reduction in interest rates. The interest rate sensitivities are calculated based on the following:

(a)	Changes in the market interest rates of non-derivative financial instruments with fixed interest rates only affect income if these are recognised at their fair value. As such, all financial instruments with fixed interest rates that are carried at amortised cost are not subject to interest rate risk as defined in IFRS 7.

(b)	Changes in the market interest rate of financial instruments that were designated as hedging instruments in a cash flow hedge, to hedge payment fluctuations resulting from interest rate movements, affect the cash flow hedge reserve in shareholder’s equity and are therefore taken into consideration in the equity-related sensitivity calculations.

(c)	Changes in market interest rates affect the interest income or expense of non-derivative variable interest financial instruments. As a consequence, they are included in the calculation of income-related sensitivities, other than where the interest payments are designated as part of a cash flow hedge against interest rate risk.

(d)	Changes in the market interest rate of interest rate derivatives (interest rate swaps, callable interest rate swaps, caps and collars) that are not part of a hedging relationship as set out in IAS 39, affect other financial income or expense (net gain/loss from remeasurement of the financial fair value) and are therefore taken into consideration in the income-related sensitivity calculations.

(e)	Currency derivatives are not directly exposed to interest rate risks and therefore do not affect the interest rate sensitivities.

The sensitivity of profit after tax, translation reserve and cash flow hedge reserve to a 1% change in the interest rate are detailed in the table below:

	Profit after tax		Translation reserve		Hedging reserve
	2010 €m	2009 €m	2010 €m	2009 €m	2010 €m	2009 €m
Loss arising from 1% increase in interest rates (post tax)	0.5	1.6	—	—	20.4	21.1

The decrease in profit after tax partly arises due to the revaluation of non-hedging derivatives. The increase/(decrease) in underlying profit after tax to a 1% increase in market interest rates is €0.9 million (2009: €(0.7) million).

Notes to the Consolidated Financial Statements

for the year ended 31 December

26	Financial risk management continued

Liquidity risk

The following is an analysis of the contractual undiscounted cash flows payable under financial liabilities together with derivative financial instrument assets and liabilities at the balance sheet date:

At 31 December 2010	Due within one year €m	Due between one and two years €m	Due between two and five years €m	Due after five years €m	Total €m
Non-derivative financial liabilities
Borrowings	(112.9)	(107.0)	(326.1)	—	(546.0)
Interest payments on borrowings	(15.5)	(10.9)	(4.8)	—	(31.2)
Trade and other payables (including Finance cost creditors) (see Note 21)	(463.5)	—	—	—	(463.5)
Trade provisions	(7.0)	(3.1)	(4.1)	(2.1)	(16.3)
Obligations under finance leases (see Note 24)	(184.3)	(0.1)	—	—	(184.4)
Interest payments on finance leases	(5.5)	—	—	—	(5.5)
Deferred consideration	(0.3)	(0.3)	(1.1)	(23.4)	(25.1)
Derivative financial instrument assets and liabilities - gross settled
Derivative contracts - receipts	220.9	11.3	70.9	—	303.1
Derivative contracts - payments	(225.9)	(10.0)	(66.9)	—	(302.8)
Derivative financial instrument assets and liabilities - net settled
Derivative contracts - payments	(13.2)	(4.8)	(3.6)	—	(21.6)

The following comparative analysis has been restated to disclose components consistent with those above:

At 31 December 2009	Due within one year €m	Due between one and two years €m	Due between two and five years €m	Due after five years €m	Total €m
Non-derivative financial liabilities
Borrowings	(74.0)	(82.6)	(424.4)	—	(581.0)
Interest payments on borrowings	(33.4)	(29.6)	(33.1)	—	(96.1)
Trade and other payables (including Finance cost creditors) (see Note 21)	(422.7)	—	—	—	(422.7)
Trade provisions	(6.0)	(3.2)	(3.8)	(2.5)	(15.5)
Obligations under finance leases (see Note 24)	(167.9)	—	—	—	(167.9)
Interest payments on finance leases	(4.7)	—	—	—	(4.7)
Deferred consideration	(0.3)	(0.3)	(0.9)	(22.6)	(24.1)
Derivative financial instrument assets and liabilities - gross settled
Derivative contracts - receipts	115.1	90.0	93.6	—	298.7
Derivative contracts - payments	(133.7)	(108.8)	(104.9)	—	(347.4)
Derivative financial instrument assets and liabilities - net settled
Derivative contracts - payments	(16.8)	(4.5)	(7.8)	—	(29.1)

Notes to the Consolidated Financial Statements

for the year ended 31 December

27	Net debt

The maturity profile of the Group’s net debt balances (excluding deferred consideration) is as follows:

At 31 December 2010	Less than one year €m	One to two years €m	Two to five years €m	More than five years €m	Total €m
Derivative financial instrument assets (see Note 26)	0.4	—	7.0	—	7.4
Derivative financial instrument liabilities (see Note 26)	(17.3)	(1.7)	(15.6)	—	(34.6)

Derivative financial instruments (see Note 26)	(16.9)	(1.7)	(8.6)	—	(27.2)
Bank overdrafts (see Note 25)	(11.8)	—	—	—	(11.8)
Bank loans and other loans (see Note 25)	(8.5)	—	—	—	(8.5)
Commercial paper (see Note 25)	(1.0)	—	—	—	(1.0)
Loan notes (see Note 25)	(91.6)	(107.0)	(328.6)	—	(527.2)
Obligations under finance leases (see Note 24)	(184.3)	(0.1)	—	—	(184.4)

Gross debt (including net derivatives)	(314.1)	(108.8)	(337.2)	—	(760.1)
Cash and short-term deposits (see Note 20)	231.7	—	—	—	231.7

Interest bearing assets	231.7	—	—	—	231.7

Net debt	(82.4)	(108.8)	(337.2)	—	(528.4)

At 31 December 2009	Less than one year €m	One to two years €m	Two to five years €m	More than five years €m	Total €m
Derivative financial instrument assets (see Note 26)	—	—	1.9	—	1.9
Derivative financial instrument liabilities (see Note 26)	(29.9)	(11.8)	(30.0)	—	(71.7)

Derivative financial instruments (see Note 26)	(29.9)	(11.8)	(28.1)	—	(69.8)
Bank overdrafts (see Note 25)	(8.8)	—	—	—	(8.8)
Bank loans and other loans (see Note 25)	(5.2)	—	—	—	(5.2)
Commercial paper (see Note 25)	(26.7)	—	—	—	(26.7)
Loan notes (see Note 25)	(33.3)	(89.3)	(420.2)	—	(542.8)
Obligations under finance leases (see Note 24)	(167.9)	—	—	—	(167.9)

Gross debt (including net derivatives)	(271.8)	(101.1)	(448.3)	—	(821.2)
Current assets - held for trading (see Note 16)	2.7	—	—	—	2.7
Cash and short-term deposits (see Note 20)	60.6	—	—	—	60.6

Interest bearing assets	63.3	—	—	—	63.3

Net debt	(208.5)	(101.1)	(448.3)	—	(757.9)

Notes to the Consolidated Financial Statements

for the year ended 31 December

27	Net debt continued

Interest rate and currency profile

The interest rate and currency profile of the Group’s net debt balances is as follows:

	2010			2009
	Fixed rate €m	Floating rate €m	Total €m	Fixed rate €m	Floating rate €m	Total €m
Gross debt (excluding impact of derivatives)
Euro	(91.8)	(456.9)	(548.7)	(91.8)	(457.4)	(549.2)
Sterling	—	(0.1)	(0.1)	—	(1.9)	(1.9)
US$	(182.2)	—	(182.2)	(197.4)	—	(197.4)
Other	—	(0.1)	(0.1)	—	—	—

	(274.0)	(457.1)	(731.1)	(289.2)	(459.3)	(748.5)

Net impact of derivatives
Euro	(537.4)	419.1	(118.3)	(596.4)	338.6	(257.8)
Sterling	—	(101.0)	(101.0)	—	14.0	14.0
US$	182.7	—	182.7	198.2	1.8	200.0
Other	—	7.6	7.6	—	(28.9)	(28.9)

	(354.7)	325.7	(29.0)	(398.2)	325.5	(72.7)

Gross debt (net of derivatives)
Euro	(629.2)	(37.8)	(667.0)	(688.2)	(118.8)	(807.0)
Sterling	—	(101.1)	(101.1)	—	12.1	12.1
US$	0.5	—	0.5	0.8	1.8	2.6
Other	—	7.5	7.5	—	(28.9)	(28.9)

	(628.7)	(131.4)	(760.1)	(687.4)	(133.8)	(821.2)

Interest bearing assets
Euro	—	223.2	223.2	—	55.6	55.6
Sterling	—	4.7	4.7	—	6.3	6.3
Other	—	3.8	3.8	—	1.4	1.4

	—	231.7	231.7	—	63.3	63.3

Net debt
Euro	(629.2)	185.4	(443.8)	(688.2)	(63.2)	(751.4)
Sterling	—	(96.4)	(96.4)	—	18.4	18.4
US$	0.5	—	0.5	0.8	1.8	2.6
Other	—	11.3	11.3	—	(27.5)	(27.5)

	(628.7)	100.3	(528.4)	(687.4)	(70.5)	(757.9)

The net impact of derivatives in 2010 of €(29.0) million (2009: €(72.7) million), comprises the recognition of the fair value of the debt-related derivative financial instruments of €(27.2) million (2009: €(69.8) million), adjusted for the fair value hedge adjustment of €(1.8) million (2009: €(2.9) million) (see Note 26).

The above fixed/floating rate analysis excludes the impact of interest rate caps and collars. Including the impact of such caps and collars, a further €100.0 million (2009: €100.0 million) of net debt would be classified as fixed rate.

The range of interest rates applicable to euro-denominated gross debt (net of derivatives) is as follows:

	2010%	2009%
Fixed interest rate charge	5.7-6.8	5.7-6.8
Floating rate interest charge margin above:
-EURIBOR	0.3-2.6	0.3-2.6
-LIBOR	n/a	n/a

Notes to the Consolidated Financial Statements

for the year ended 31 December

28	Additional disclosures on financial instruments

Measurement of financial instruments by category

At 31 December 2010	Book amount €m	Amortised cost €m	Fair value recognised in equity €m	Fair value recognised in Income Statement €m
Assets:
Other financial assets:
Derivative hedging instruments (held for trading)	4.8	—	—	4.8
Derivative non-hedging instruments (held for trading)	4.9	—	—	4.9
Cash and short-term deposits	231.7	231.7	—	—
Trade and other receivables[1]	902.6	902.6	—	—
Liabilities and shareholders’ equity:
Other financial liabilities:
Derivative hedging instruments (held for trading)	(27.4)	—	(12.7)	(14.7)
Derivative non-hedging instruments (held for trading)	(8.9)	—	—	(8.9)
Bank overdrafts	(11.8)	(11.8)	—	—
Bank loans and other loans	(8.5)	(8.5)	—	—
Commercial paper	(1.0)	(1.0)	—	—
Loan notes	(527.2)	(527.2)	—	—
Obligations under finance leases	(184.4)	(184.4)	—	—
Deferred consideration	(25.1)	(25.1)	—	—
Trade and other payables	(463.5)	(463.5)	—	—
Trade provisions	(16.0)	(16.0)	—	—

The following comparative analysis has been restated to disclose components consistent with those above:

At 31 December 2009	Book amount €m	Amortised cost €m	Fair value recognised in equity €m	Fair value recognised in Income Statement €m
Assets:
Other financial assets:
Derivative hedging instruments (held for trading)	0.4	—	—	0.4
Derivative non-hedging instruments (held for trading)	3.9	—	—	3.9
Cash and short-term deposits	60.6	60.6	—	—
Trade and other receivables[1]	889.9	889.9	—	—
Liabilities and shareholders’ equity:
Other financial liabilities:
Derivative hedging instruments (held for trading)	(60.5)	—	(16.2)	(44.3)
Derivative non-hedging instruments (held for trading)	(13.4)	—	—	(13.4)
Bank overdrafts	(8.8)	(8.8)	—	—
Bank loans and other loans	(5.2)	(5.2)	—	—
Commercial paper	(26.7)	(26.7)	—	—
Loan notes	(542.8)	(542.8)	—	—
Obligations under finance leases	(167.9)	(167.9)	—	—
Deferred consideration	(24.1)	(24.1)	—	—
Trade and other payables	(422.7)	(422.7)	—	—
Trade provisions	(15.1)	(15.1)	—	—

[1]	Excludes “prepaid vehicle operating lease charges” and “other prepayments” as these are not financial assets under IFRS 7, Financial instruments: disclosures.

Notes to the Consolidated Financial Statements

for the year ended 31 December

28	Additional disclosures on financial instruments continued

Measurement of financial instruments by category (continued)

IFRS 7 requires disclosure of how the above fair value measurements fit within the fair value measurement hierarchy. The following table presents the Group’s financial assets and liabilities measured at fair value within the hierarchy.

Other financial assets:

At 31 December 2010	Level 2 €m	Level 3 €m	Total €m
Assets:
Other financial assets:
- cross currency interest rate swaps (cash flow hedges)	4.8	—	4.8

Derivative hedging instruments (held for trading)	4.8	—	4.8

- forward foreign exchange contracts	2.3	—	2.3
- interest rate swaps	0.4	—	0.4
- embedded derivative	—	2.2	2.2

Derivative non-hedging instruments (held for trading)	2.7	2.2	4.9

Liabilities and shareholders’ equity:
Other financial liabilities:
- forward foreign exchange contracts (cash flow hedges)	(1.2)	—	(1.2)
- interest rate swaps (cash flow hedges)	(12.4)	—	(12.4)
- cross currency interest rate swaps (cash flow hedges)	(0.1)	—	(0.1)
- cross currency interest rate swaps (fair value hedges)	(13.7)	—	(13.7)

Derivative hedging instruments (held for trading)	(27.4)	—	(27.4)

- forward foreign exchange contracts	(0.5)	—	(0.5)
- interest rate swaps	(2.0)	—	(2.0)
- callable interest rate swaps	(5.8)	—	(5.8)
- interest rate caps and collars	(0.6)	—	(0.6)

Derivative non-hedging instruments (held for trading)	(8.9)	—	(8.9)

Total	(28.8)	2.2	(26.6)

At 31 December 2009	Level 2 €m	Level 3 €m	Total €m
Assets:
Other financial assets:
- forward foreign exchange contracts (cash flow hedges)	0.4	—	0.4

Derivative hedging instruments (held for trading)	0.4	—	0.4

- forward foreign exchange contracts	2.0	—	2.0
- embedded derivative	—	1.9	1.9

Derivative non-hedging instruments (held for trading)	2.0	1.9	3.9

Liabilities and shareholders’ equity:
Other financial liabilities:
- forward foreign exchange contracts (cash flow hedges)	(1.1)	—	(1.1)
- interest rate swaps (cash flow hedges)	(13.0)	—	(13.0)
- cross currency interest rate swaps (cash flow hedges)	(3.0)	—	(3.0)
- cross currency interest rate swaps (fair value hedges)	(43.4)	—	(43.4)

Derivative hedging instruments (held for trading)	(60.5)	—	(60.5)

- forward foreign exchange contracts	(1.1)	—	(1.1)
- interest rate swaps	(5.8)	—	(5.8)
- callable interest rate swaps	(6.0)	—	(6.0)
- interest rate caps and collars	(0.5)	—	(0.5)
Derivative non-hedging instruments (held for trading)	(13.4)	—	(13.4)

Total	(71.5)	1.9	(69.6)

Notes to the Consolidated Financial Statements

for the year ended 31 December

28	Additional disclosures on financial instruments continued

Measurement of financial instruments by category (continued)

Level 1 financial instruments

Level 1 comprises those financial instruments measured at fair value where the valuation is based on quoted prices (unadjusted) in active markets for identifiable assets or liabilities. As at 31 December 2010 the Group had no such instruments.

Level 2 financial instruments

Level 2 comprises those financial instruments measured at fair value where the valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices). The fair values of all the Group’s derivative hedging instruments, and derivative non-hedging instruments are determined using valuation techniques. These valuation techniques maximise the use of observable market data where it is available, and rely as little as possible on entity specific estimates. If all significant inputs required to fair value an instrument are observable, the instrument is included in Level 2. In cases where a valuation technique for these instruments is based on one or more significant unobservable inputs, such instruments are included in Level 3.

The fair value of the Group’s derivative hedging instruments, and derivative non-hedging instruments (other than the embedded derivative) are calculated as the present value of the estimated future cash-flows based on observable yield curves, and are therefore included in Level 2.

Level 3 financial instruments

Level 3 comprises those financial instruments measured at fair value where the valuation is based on inputs for the asset or liability that are not based on observable data. The fair value of the embedded derivative contract is determined using option valuation techniques which are based on both observable market rates, but also assumptions with respect to estimates of exercise probabilities. The embedded derivative is therefore included in Level 3. Movements in the fair value of the embedded derivative are recognised within gains/(losses) on debt-related financial instruments in the Consolidated Income Statement. The following table presents the changes in Level 3 instruments for the year ended 31 December 2010.

	Non-hedging instruments - embedded derivative
	2010 €m	2009 €m
At 1 January	1.9	0.7
Gains reported within “finance costs” in the year	0.3	1.2

At 31 December	2.2	1.9

	2010		2009
	Book amount €m	Fair value €m	Book amount €m	Fair value €m
Fair value of financial assets and financial liabilities:
Non-current assets - available for sale investments (see Note 16)	0.5	0.5	0.4	0.4
Trade and other receivables[1]	902.6	902.6	889.9	889.9
Current assets - held for trading (see Note 16)	—	—	2.7	2.7
Cash and cash equivalents (see Note 20)	231.7	231.7	60.6	60.6
Trade and other payables (see Note 21)	(463.5)	(463.5)	(422.7)	(422.7)
Obligations under finance leases (see Note 24)	(184.4)	(184.4)	(167.9)	(167.9)
Financial liabilities - borrowings:
-Current (see Note 25)	(112.9)	(113.4)	(74.0)	(63.0)
-Non-current (see Note 25)	(435.6)	(428.1)	(509.5)	(339.8)
Financial liabilities - deferred consideration:
-Current (see Note 25)	(0.3)	(0.3)	(0.3)	(0.3)
-Non-current (see Note 25)	(24.8)	(23.1)	(23.8)	(23.9)

[1]	Excludes “prepaid vehicle operating lease charges” and “other prepayments” as these are not financial assets under IFRS 7, Financial instruments: disclosures.

The above comparative analysis has been restated to disclose components consistent with those disclosed as at 31 December 2010.

The Directors consider that the book value of non-current assets - available for sale investments; trade and other receivables; current assets - held for trading; cash and cash equivalents; and trade and other payables, approximate to their fair value.

The fair value of obligations under finance leases approximates to their book value as the majority of these obligations are due within one year (see Note 24). The fair value of borrowings and deferred consideration for disclosures are based either on tradable market values, or where such market values are not readily available are estimated by discounting the future contractual cash flows at the current market interest rate that is available to the Group for similar financial instruments.

Notes to the Consolidated Financial Statements

for the year ended 31 December

29	Called-up share capital

	2010		2009
	Number	€m	Number	€m
Issued and fully paid share capital - ordinary shares of 10 pence (2009: 1 pence) each
At 1 January	920,524,047	13.1	920,524,047	13.1
Issued during the year	1,035,583,564	12.5	—	—
Share consolidation	(1,760,496,850)	—	—	—

At 31 December	195,610,761	25.6	920,524,047	13.1

On 25 June 2010, the Board announced that the Company proposed to raise approximately £151 million (net of estimated expenses), by way of a Rights Issue. The basis of the Rights Issue was 9 new shares at a price of 15 pence per share for every 8 existing shares held at the close of business on 9 July 2010. The Rights Issue was approved by the shareholders at an Extraordinary General Meeting on 12 July 2010.

A total of 1,035,583,564 new shares of 1 pence each were issued pursuant to the Rights Issue. The new shares issued rank equally in all respects with the existing shares. The proceeds of the issue were fully received by 2 August 2010 and have resulted in a strengthened balance sheet, a significant reduction in borrowings and improved credit ratios. Given the Group’s euro functional currency, to mitigate the effect of any foreign exchange impact between launch and receipt of proceeds, the Group initially entered into a foreign exchange option contract to protect against any downside arising from an adverse movement in the euro:sterling exchange rate up to 13 July, when the Rights Issue was intended to become unconditional. A premium of €0.2 million on this option contract has been recognised as an exceptional charge in the year (see Note 6). Once the Rights Issue became unconditional on 13 July 2010, the Group then entered into forward exchange contracts to fix the euro:sterling exchange rate for the expected proceeds.

The proceeds of the Rights Issue, net of expenses and associated purchase of own shares (see Note 30), have been recognised as follows:

Rights Issue	£m	€m
Share capital	10.4	12.5
Merger reserve	139.8	168.1

Net proceeds	150.2	180.6
Own shares	(1.2)	(1.4)

Net proceeds including own shares	149.0	179.2

The merger reserve was recognised as a consequence of the Company taking merger relief under sections 612-613 of the Companies Act 2006, on shares issued to acquire, as part of the Rights Issue process, an investment in the ordinary and redeemable preference shares in Cirrus Capital (Jersey) One Limited and Cirrus Capital (Jersey) Two Limited (both companies incorporated in Jersey). Following the subsequent redemption of the preference shares acquired, the related amount previously standing to the credit of the merger reserve has become realised and has been transferred to retained earnings.

On 3 August 2010, the Company also completed a share consolidation of one ordinary share for every ten existing shares to ensure that following the Rights Issue the number of shares in issue and the share price is appropriate for a business of the Group’s size.

30	Own shares held

As of the balance sheet date, own shares were held by the Avis Europe Employee Share Trust, a discretionary trust, to partially satisfy options and awards under a number of the Group’s share schemes. The Company’s shares had a nominal value of 10 pence (2009: 1 pence) per share.

At 31 December 2010, the Trust held 1,478,117 shares (2009: 7,307,735), which has been recognised as a reduction in shareholders’ equity. The movement in the number of shares held primarily comprises the full take-up of the Rights Issue allocation offset by an adjustment upon the share consolidation (see Note 31). The market price of the shares as at 31 December 2010 was 237 pence per share (2009 rebased: 197 pence per share; 2009 as reported: 26 pence per share). The market value of own shares held as at 31 December 2010 was £3.5 million (2009: £1.9 million). None of the shares held at the period end are under option to employees, nor have they been conditionally gifted to them. The Avis Europe Employee Share Trust has not waived its right to any dividends on these shares.

Notes to the Consolidated Financial Statements

for the year ended 31 December

31	Share and share option schemes

At the year end, options outstanding under all schemes were as follows:

At 31 December 2010

	No of options	Exercise price range		Exercise period
Date of grant	(‘000)	From	To	From	To
Approved and Unapproved Share Option Schemes
2001	80.4	912.5p	1021.9p	2004	2011
2002	141.1	626.3p	1305.1p	2005	2012
2003	37.3	567.1p	650.3p	2006	2013

	258.8

Share Retention Plan
2009	95.2	—	—	2010	2012
Long-Term Incentive Plan
2008	3,396.1	—	—	2010	2011
2009	3,264.9	—	—	2011	2012
2010	1,012.4	—	—	2012	2013

	7,673.4

Total	8,027.4

At 31 December 2009

	No of options[1]	Exercise price range[1]		Exercise period
Date of grant	(‘000)	From	To	From	To
Approved and Unapproved Share Option Schemes
2000	371.0	166.6p	166.8p	2003	2010
2001	717.5	121.8p	136.4p	2004	2011
2002	1,177.5	83.6p	174.2p	2005	2012
2003	314.4	75.7p	86.8p	2006	2013

	2,580.4

Share Retention Plan
2009	1,055.7	—	—	2010	2012

Long-Term Incentive Plan
2009	3,133.1	—	—	2010	2011
2008	25,526.7	—	—	2011	2012
2007	25,766.9	—	—	2012	2013

	54,426.7

Total	58,062.8

[1]	Comparative data has not been adjusted for the combined effect of the Rights Issue and share consolidation (see Note 29).

Notes to the Consolidated Financial Statements

for the year ended 31 December

31	Share and share option schemes continued

Number (‘000)[1]	Approved and Unapproved Share Schemes	Share Retention Plan 2009	Performance Share Plan	Long-Term Incentive Plans	Total
Outstanding options as at 1 January 2009	2,899.2	—	514.9	31,274.3	34,688.4
Granted in the year	—	1,055.7	—	27,307.6	28,363.3
Lapsed in the year	(318.8)	—	—	(4,155.2)	(4,474.0)
Expired in the year	—	—	(514.9)	—	(514.9)

Outstanding options as at 31 December 2009	2,580.4	1,055.7	—	54,426.7	58,062.8

Exercisable options as at 31 December 2009	2,580.4	—	—	—	2,580.4

Outstandingoptions as at 1 January 2010	2,580.4	1,055.7	—	54,426.7	58,062.8
Granted in the year	—	—	—	7,920.3	7,920.3
Lapsed in the year	(670.1)	—	—	(5,590.2)	(6,260.4)
Exercised in the year	—	(351.3)	—	—	(351.3)
Adjustment - Rights Issue[2]	677.7	247.6	—	19,977.2	20,902.6
Adjustment - share consolidation[2]	(2,329.2)	(856.8)	—	(69,060.6)	(72,246.6)

Outstandingoptions as at 31 December 2010	258.8	95.2	—	7,673.4	8,027.4

Exercisableoptions as at 31 December 2010	258.8	—	—	—	258.8

[1]	Comparative data has not been adjusted for the combined effect of the Rights Issue and share consolidation (see Note 29).
[2]	Represents the effect of grant adjustments arising upon the Rights Issue and the share consolidation (see Note 29).

All movements in the number of outstanding share options and conditional share awards under the Share Retention Plan, Performance Share Plan and the Long-Term Incentive Plans during both the current and prior year had zero weighted average exercise prices. Share options exercised in the year were exercised pre the Rights Issue and share consolidation. The weighted average share price at the date of exercise was 26 pence. There were no share options exercised in the prior year. Exercisable options comprise outstanding options where the vesting period has completed, irrespective as to whether the option exercise price is above or below the current share price.

Movements in the weighted average exercise prices of the Approved and Unapproved Share Schemes during the year are as follows:

Weighted average exercise price (pence)[1]	Approved and Unapproved Share Schemes
Outstanding options as at 1 January 2009	127.6
Forfeited in the year	122.8
Outstanding options as at 31 December 2009	128.2

Exercisable options as at 31 December 2009	128.2

Outstanding options as at 1 January 2010	950.4
Lapsed in the year	1,077.5

Outstanding options as at 31 December 2010	845.1

Exercisable options as at 31 December 2010	845.1

[1]	Comparative data has not been adjusted for the combined effect of the Rights Issue and share consolidation (see Note 29).

Weighted average remaining contract lives (years):	Approved and Unapproved Share Schemes	Share Retention Plan	Long-Term Incentive Plan 2008	Long-Term Incentive Plan 2009	Long-Term Incentive Plan 2010
At 31 December 2010	1.1	0.3	0.7	1.3	2.3
At 31 December 2009	2.1	1.3	1.7	2.3	n/a

IFRS 2, Share-Based Payment, requires that the fair value of all share options and conditional share awards issued after 7 November 2002 is charged to the Income Statement. Certain options from the approved and unapproved schemes were issued before 7 November 2002 and therefore the fair values of these granted options are not recognised. For options issued after 7 November 2002, the fair value of the option must be assessed on the date of each issue. The Group uses a stochastic valuation model at each issue date, re-assessing the input assumptions on each occasion. The weighted average of the assumptions used in each valuation and the resulting weighted average fair value per option, for options issued in the year, were as follows:

Notes to the Consolidated Financial Statements

for the year ended 31 December

31	Share and share option schemes continued

	Long-Term Incentive Plan
Weighted average	2010	2009
Option exercise price (pence)	—	—
Vesting period (years)	3.0	3.0
Option life (years)	3.0	3.5
Expected volatility (%)	91.2%	84.5%
Risk free rate of return (%)	2.3%	3.0%
Share price (pence) - pre Rights Issue and share consolidation	34.8	5.1
Share price (pence) - post Rights Issue and share consolidation	257.0	37.7
Fair value per option (pence) - pre Rights Issue and share consolidation	34.8	5.1
Fair value per option (pence) - post Rights Issue and share consolidation	257.0	37.7

Expected volatility was determined by reference to the volatility in the share price using rolling one year periods for the five years immediately preceding the grant date. The risk free rate of return is based upon UK gilt rates with an equivalent term to the options granted.

For options issued prior to July 2003, an expected dividend yield of 6.4% was applied, based on historic dividend yield performance. For options issued after July 2003, future dividend assumptions were aligned to the dividend expectations publicly announced by the Group.

32	Notes to the consolidated cash flow statement

a)	Analysis of changes in net debt

	At 1 January 2010 €m	Cash flow €m	Non-cash movements €m	Exchange movements €m	At 31 December 2010 €m
Cash and short-term deposits	60.6	170.6	—	0.5	231.7
Bank overdrafts	(8.8)	(3.0)	—	—	(11.8)
Cash and cash equivalents	51.8	167.6	—	0.5	219.9
Current assets - held for trading	2.7	(2.7)	—	—	—
Obligations under finance leases	(167.9)	46.7	(63.2)	—	(184.4)
Borrowings (excluding overdrafts) (see Note 26)	(574.7)	46.9	(6.1)	(2.8)	(536.7)
Derivative debt instruments (see Note 27)	(69.8)	29.1	13.5	—	(27.2)

Net debt	(757.9)	287.6	(55.8)	(2.3)	(528.4)

Non-cash movements on obligations under finance leases represent the net effect of the inception and cessation of capital element of finance leases during the period. Other non-cash movements reflect changes in the fair value of derivatives and hedged items, which include inherently in their valuation certain spot and forward foreign exchange adjustments.

b)	Reconciliation of net increase in cash and cash equivalents to movement in net debt

	2010 €m	2009 €m
Movement in net debt resulting from cash flows	287.6	365.0
Net new finance leases	(63.2)	11.4
Re-measurement adjustments on borrowings and derivative debt instruments	7.4	4.3
Exchange movements	(2.3)	(5.4)

Total movement in net debt	229.5	375.3
Net debt at 1 January	(757.9)	(1,133.2)

Net debt at 31 December	(528.4)	(757.9)

Analysed as:
Current net debt	(82.4)	(208.5)
Non-current net debt	(446.0)	(549.4)

	(528.4)	(757.9)

Notes to the Consolidated Financial Statements

for the year ended 31 December

33	Acquisition

During the year, as part of the rights issue (see Note 29), the Group acquired 100% of the ordinary and redeemable preference share capital of Cirrus Capital (Jersey) One Limited and Cirrus Capital (Jersey) Two Limited (both companies incorporated in Jersey).

The acquisition has been accounted for using the acquisition method of accounting and resulted in the recognition of a merger reserve (see Note 29). The results and cash flows arising subsequent to the acquisitions are not considered material and are accordingly not disclosed separately.

The details of the net assets acquired, goodwill and consideration for the acquisition are set out below. There was no difference between the book value of net assets acquired and the provisional fair value.

Book value €m
Amounts due from original shareholders	180.6
Net assets acquired	180.6
Goodwill arising on acquisition	—

Consideration	180.6

Consideration satisfied by:
Issue of share capital
-called-up share capital (see Note 29)	12.5
-share premium recognised in merger reserve (see Note 29)	168.1

180.6

In the prior year, the Group further invested in its Indian associate undertaking, Mercury Car Rentals Limited, for cash consideration of €0.4 million. No goodwill arose upon this investment. The Group’s share of net assets were unchanged at 33%.

34	Contingent liabilities

The Company and certain subsidiaries have provided unsecured guarantees to certain third parties within the normal course of business, the majority of which were in favour of certain lenders in respect of some of the Group’s loan notes and borrowing facilities, together with guarantees provided to certain vehicle suppliers and property lessors. As at 31 December 2010, these guarantees totalled €789.9 million (2009: €852.0 million) of which €613.6 million (2009: €693.5 million) related to the Group’s financing facilities and €67.2 million (2009: €56.3 million) related to insurance.

Certain Group companies are defendants in a number of claims and legal proceedings incidental to their operations. The Directors do not expect that any of these contingencies will have a material negative impact on the results or financial position of the Group.

Save as disclosed herein and excluding intra-group indebtedness and guarantees, no member of the Group had at the close of business on 31 December 2010 any outstanding loan capital (including loan capital created but unissued), term loans or any other borrowings or indebtedness in the nature of borrowings, including bank overdrafts, liabilities under acceptances (other than normal trade bills) or acceptance credits, hire purchase commitments, obligations under finance leases, guarantees or other contingent liabilities.

35	Financial commitments

At 31 December, the Group had the following minimum lease payment commitments under non-cancellable operating leases:

	2010			2009
	Land and Buildings €m	Vehicles €m	Other €m	Land and Buildings €m	Vehicles €m	Other €m
Expiring:
Within one year	50.1	24.9	0.6	49.2	13.6	0.1
Later than one year and less than five years	98.3	4.4	1.5	100.3	3.4	0.1
After five years	21.6	—	—	36.2	—	—

Total	170.0	29.3	2.1	185.7	17.0	0.2

At each year end the Group also had prepaid various other operating lease commitments in relation to manufacturer repurchase agreements, as detailed in Note 19.

36	Majority shareholder

As of the balance sheet date, the Company’s ultimate majority shareholder is s.a. D’Ieteren n.v. which is incorporated in Belgium. The ultimate controlling party of s.a. D’Ieteren n.v. is the D’Ieteren family. Avis Europe plc is the smallest company that consolidates the results of the Company and its subsidiaries.

s.a. D’Ieteren n.v. is the largest company that consolidates the results of the Company and its subsidiaries. Copies of s.a. D’Ieteren n.v.’s financial statements are available from: The Investor Relations Department, Avis Europe plc, Avis House, Park Road, Bracknell, Berkshire, RG12 2EW.

Notes to the Consolidated Financial Statements

for the year ended 31 December

37	Related party transactions

	2010 €m	2009 €m	2008 €m
Sales to joint ventures	1.7	1.4	0.6
Net current amounts owing from joint ventures	0.6	2.4	0.1
Purchases from majority shareholder	45.3	20.8	51.6
Sales to majority shareholder	56.6	49.0	56.4
Sales to a subsidiary of a majority shareholder	0.1	—	—
Purchases from a subsidiary of majority shareholder	2.6	2.2	1.7
Interest payable to a subsidiary of majority shareholder	0.2	0.2	0.5
Current amounts owing to majority shareholder	12.6	12.6	16.5
Current amounts owing from majority shareholder	22.8	13.0	17.7
Current amounts owing to a subsidiary of majority shareholder	0.4	—	0.1

The remuneration of the Directors, and other key management personnel of the Group, is set out below in aggregate for each of the categories specified in IAS 24, Related Party Disclosures. Salaries and short-term employee benefits include wages, salaries and social security costs.

	2010			2009			2008
	Directors €m	Key management €m	Total €m	Directors €m	Key management €m	Total €m	Directors €m	Key management €m	Total €m
Salaries and short-term employee benefits	2.6	4.4	7.0	2.4	4.3	6.7	2.5	3.2	5.7
Post-employment benefits	—	0.1	0.1	—	0.1	0.1	0.1	0.4	0.5
Termination amount	—	0.2	0.2	—	—	—	0.4	2.1	2.5
Share-based payments	0.8	1.3	2.1	0.1	0.3	0.4	(0.2)	0.4	0.2

	3.4	6.0	9.4	2.5	4.7	7.2	2.8	6.1	8.9

38	Exchange rates

Monthly income statements and other period statements of overseas operations are translated at the relevant rate of exchange for that month. Except for the Balance Sheet which is translated at the closing rate, each line item in these condensed Consolidated Financial Statements represents a weighted average rate.

Exchange rates are provided below for the two principal currencies which impact the Group’s consolidation, with the presentation currency being Euro.

	Euro to Sterling Year ended 31 December			Sterling to Euro Year ended 31 December
	2010	2009	2008	2010	2009	2880
Weighted average reported rate for rental income	1.166	1.125	1.274	0.858	0.889	0.785
Weighted average reported rate for operating profit	1.185	1.161	1.248	0.844	0.861	0.801
Year end rate	1.178	1.118	1.048	0.849	0.894	0.954

Notes to the Consolidated Financial Statements

for the year ended 31 December

39	Principal subsidiaries

A list of the principal subsidiaries including the name, country of incorporation, and proportion of ownership is detailed below:

		2010	2009
Name of company	Country of incorporation	% of indirect ownership interest	% of indirect ownership interest
Avis Europe Holdings Limited	England and Wales	100	100
Avis Finance Company plc	England and Wales	100	100
Avis Management Services Limited	England and Wales	100	100
Avis Location de Voitures SAS	France	100	100
Avis Autovermietung GmbH & Co KG	Germany	100	100
Avis Autonoleggio SpA	Italy	100	100
Avis Alquile un Coche SA	Spain	100	100
Avis Rent A Car Limited	England and Wales	100	100
Avis Europe International Reinsurance Limited	Isle of Man	100	100

In addition, the assets and liabilities of Europe Leisure Holdings NV and its subsidiary are consolidated in these Consolidated Financial Statements in accordance with SIC 12, Consolidation - Special Purpose Entities.

A complete list of all Group subsidiaries is available from: The Investor Relations Department, Avis Europe plc, Avis House, Park Road, Bracknell, Berkshire, RG12 2EW.

40	Subsequent event

On 3 October 2011, the Company was acquired by Avis Budget Group, Inc. pursuant to the scheme of arrangement approved by shareholders on 1 August 2011, which received Court sanction on 28 September 2011. Subsequent to the acquisition, on 5 October 2011 the Company changed its name to Avis Budget EMEA Limited.